EXHIBIT 10.1

LEASE AGREEMENT
Dated as of June 22, 2006
among
BTMU CAPITAL CORPORATION
as Lessor
and
LENNOX PROCUREMENT COMPANY INC.
as Lessee

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TABLE OF CONTENTS
(continued)
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TABLE OF CONTENTS
(continued)

APPENDICES AND EXHIBITS

Schedule 1	Basic Rent Schedule
Schedule 2	Wire Information
APPENDIX A	Definitions and Interpretation
EXHIBIT A	Description of Land
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     THIS LEASE AGREEMENT (as from time to time amended or supplemented, this “Lease”), dated as of June 22, 2006, is between BTMU CAPITAL CORPORATION, a Delaware corporation (together with its successors and permitted assigns hereunder, “Lessor”), as Lessor, and LENNOX PROCUREMENT COMPANY INC., a Delaware corporation (together with its successors and permitted assigns hereunder, “Lessee”), as Lessee.
PRELIMINARY STATEMENT
     A. Lessee and Lessor are entering into this Lease and the Operative Documents. Pursuant to the Operative Documents, Lessor has agreed to purchase the Land and the Improvements and Lender has agreed to provide financing for Lessor’s acquisition of the Land and the Improvements.
     B. Lessor desires to lease the Land and the Improvements to Lessee, and Lessee desires to lease the Land and the Improvements from Lessor.
     In consideration of the mutual agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, Lessor and Lessee hereby agree as follows:
ARTICLE I
DEFINITIONS
     Unless the context otherwise requires, each capitalized term or phrase used herein and not otherwise defined herein shall have the meaning assigned thereto in Appendix A attached hereto for all purposes hereof and the rules of interpretation set forth in Appendix A shall apply to this Lease.
ARTICLE II
LEASE OF LEASED PROPERTY
     Section 2.1. Lease. Lessor hereby leases to Lessee for the Basic Lease Term Lessor’s interest in the Land and the Improvements (collectively, together with the rights set forth below, the “Leased Property”), and Lessee hereby leases from Lessor for the Basic Lease Term Lessor’s interest in the Leased Property. The Leased Property includes all right, title and interest of Lessor, now owned or hereafter acquired, in and to: (1) the Land, including all interests in the Land acquired by Lessor from the Seller; (2) any and all Improvements; (3) all easements and other rights appurtenant to the Land or to the Improvements; and (4) (A) any land lying within the right-of-way of any street, open or proposed, adjoining the Land, (B) any sidewalks and alleys adjacent to the Land, and (C) any strips and gores between the Land and abutting land. To the extent, but only to the extent, that assignable rights or interests in, to or under the following have been or will be acquired by Lessor, Lessor also hereby grants and assigns to Lessee for the term of this Lease the right to use and enjoy (and, in the case of contract rights, to enforce) such rights or interests of Lessor: (a) any goods, equipment, furnishings, furniture and other tangible personal property of whatever nature that are located on the Land and all renewals or replacements of or substitutions for any of the foregoing; (b) the benefits, if any, conferred upon the owner of the Land or the Improvements by the Existing Space Leases or other Permitted

Encumbrances, subject to which Seller conveyed the Land and Improvements to Lessor, and (c) any permits, licenses, franchises, certificates, and other rights and privileges against third parties related to the Land or Improvements. However, the leasehold estate conveyed by this Lease and Lessee’s rights hereunder are expressly made subject and subordinate to the terms and conditions of this Lease, to the matters listed in Schedule B to the Title Policy (including the Existing Space Leases) and all other Permitted Encumbrances, and to any other claims or encumbrances not constituting Lessor Liens.
     Without limiting the foregoing, it is understood that so long as Lessee continues to be entitled to possession of the Leased Property pursuant to this Lease, Lessee’s possession will extend to and include not only the Improvements, but also the Land (subject only to Lessor’s limited right of entry on and subject to the terms and conditions set forth in this Lease), and, so long as no Lease Event of Default has occurred and is continuing, Lessee will be entitled to any benefits conferred upon the owner of the Leased Property by the Existing Space Leases, including the right to receive and retain rents as they become due under Existing Space Leases and to otherwise enforce the Existing Space Leases during the Basic Lease Term.
     In furtherance thereof, Lessor hereby assigns and conveys to Lessee all of its right, title and interests in the Existing Space Leases and Lessee hereby accepts such right, title and interests and hereby assumes any and all obligations of the lessor/owner pursuant to the Existing Space Leases, the parties hereto agreeing that Lessor shall not have any obligations under any Existing Space Lease. Such enforcement may include, at the election of Lessee but subject to the terms and conditions set forth in the Memorandum of Lease, the right to terminate any Existing Space Lease in the event of a default by the tenant thereunder. Accordingly, it is the intent of the parties that Lessor will not assume or retain responsibility for the condition of the Land or the Improvements or for any obligations undertaken by the lessor/owner pursuant to the Existing Space Leases.
     To the extent that the transaction represented by this Lease is treated as a true lease or operating lease and not as a secured financing transaction, as more particularly described in Section 2.4(a) of the Participation Agreement, then Lessor shall be deemed to have appointed Lessee as its agent to perform all of the obligations of the lessor/owner pursuant to the Existing Space Leases and to exercise all of the rights and benefits of the lessor/owner pursuant to the Existing Space Leases, Lessee shall be deemed to have accepted such appointment and agreed to perform all such obligations and exercise such rights and benefits and, in consideration of the foregoing, so long as no Lease Event of Default has occurred and is continuing, Lessor shall allow Lessee to retain all rents and other amounts and proceeds collected from time to time by Lessee from the tenants under the Existing Space Leases as a fee for services rendered by Lessee hereunder.
     Lessee hereby covenants that (a) it shall not extend or renew the terms of any of the Existing Space Leases and (b) any future tenancies with any of the tenants under the Existing Space Leases shall be documented as subleases to this Lease in accordance with Article IX hereof.
     Section 2.2. Term. The term of this Lease (the “Basic Lease Term”) shall commence on the Closing Date and shall end on the first to occur of (a) the seventh (7th) anniversary of the

Closing Date (such date, the “Scheduled Termination Date”) and (b) the date upon which this Lease is terminated pursuant to its terms (the first to occur of (a) and (b), the “Termination Date”). The term of this Lease may be extended pursuant to the terms and conditions set forth in Section 14.8.
     Section 2.3. Basic Rent. Lessee shall pay rent, in installments, payable in arrears, on each Payment Date during the Basic Lease Term and on the Termination Date, in the amounts set forth on Schedule 1 attached hereto (as adjusted from time to time as set forth below, “Basic Rent”). The Basic Rent payable by Lessee hereunder is subject to adjustment on each Calculation Date in the event that there is a change in the Guarantor’s Debt to Adjusted EBITDA Ratio that results in a change in the applicable Pricing Level, all as set forth more particularly in Section 2.3 of the Participation Agreement.
     Section 2.4. Additional Payment. Unless Lessor notifies Lessee in writing to the contrary at least two (2) Business Days prior to the first Payment Date to occur after the Closing Date, Lessee is required to pay the Additional Payment on such Payment Date.
     Section 2.5. Supplemental Rent. (a) Lessee shall pay to Lessor or to the Person entitled thereto as expressly provided herein or in any other Operative Document any and all Supplemental Rent as and when the same shall become due and payable and in the event of any failure on the part of Lessee to pay any Supplemental Rent, Lessor shall have all rights, powers and remedies provided for herein or by law or in equity or otherwise in the case of nonpayment of Basic Rent. All Supplemental Rent to be paid pursuant to this Section 2.5 shall be payable in the type of funds and in the manner set forth in Section 2.6.
     (b) Lessee shall pay to Lessor, as Supplemental Rent, among other things, on demand, to the extent permitted by Applicable Laws, interest at the applicable Overdue Rate on any installment of Basic Rent not paid when due for the period for which the same shall be overdue and on any payment of Supplemental Rent payable to Lessor or any Indemnitee not paid when due or demanded by Lessor or any Indemnitee for the period from the due date or the date of any such demand, as the case may be, until the same shall be paid.
     (c) Unless expressly provided otherwise in this Lease, if Lessee fails to pay and discharge any Supplemental Rent as and when due, Lessee shall also promptly pay and discharge any fine, penalty, interest or cost which may be assessed or added under any agreement with a third party for nonpayment or late payment of such Supplemental Rent, all of which shall also constitute Supplemental Rent. The expiration or other termination of Lessee’s obligations to pay Basic Rent under this Lease shall not limit or modify the obligations of Lessee with respect to Supplemental Rent.
     Section 2.6. Method of Payment. Except as otherwise provided in this Lease, each payment of Rent payable to Lessor shall be paid by wire transfer by Lessee prior to 11:00 a.m., New York City time to the accounts identified below in immediately available funds on the scheduled date when such payment shall be due, unless such scheduled date is not a Business Day, in which case such payment shall be made on the next succeeding Business Day unless the result of such extension would be to carry into another calendar month, in which case such payment shall be made on the immediately preceding Business Day. Payments received after

11:00 a.m., New York City time on the date due shall, (i) for purposes of Article 12, be deemed received on such day, and (ii) for purposes of Section 2.5, shall be deemed received on the next succeeding Business Day and subject to interest at the Overdue Rate. Unless Lessee is notified in writing otherwise by Lessor, Lessee shall pay Basic Rent to the account of Lessor set forth on Schedule 2 attached hereto.
ARTICLE III
NET LEASE; TAXES
     Section 3.1. Net Lease; No Setoff, Etc. This Lease is a net lease and, notwithstanding any other provision of this Lease, Lessee’s obligation to pay Rent is absolute and unconditional. Lessee shall pay all Rent without counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction. Lessee’s obligations hereunder shall not be released, discharged or otherwise affected by: (a) any defect in the condition, merchantability, design, quality or fitness for use of the Leased Property or any part thereof, or the failure of the Leased Property to comply with any Applicable Law, including any inability to occupy or use the Leased Property by reason of such non-compliance; (b) any damage to, removal, abandonment, salvage, loss, contamination of or Release from, scrapping or destruction of or any requisition or taking of the Leased Property or any part thereof; (c) any restriction, prevention or curtailment of or interference with any use of the Leased Property or any part thereof including eviction; (d) any defect in title to or rights to the Leased Property or any Lien on such title or rights or on the Leased Property; (e) any change, waiver, extension, indulgence or other action or omission or breach in respect of any obligation or liability of or by Lessor or Administrative Agent; (f) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceedings relating to Lessee, Guarantor, Lessor, Administrative Agent or any other Person, or any action taken with respect to this Lease by any trustee or receiver of Lessee, Guarantor, Lessor, Administrative Agent or any other Person, or by any court, in any such proceeding; (g) any claim that Lessee has or might have against any Person, including without limitation, Lessor, any vendor, manufacturer, contractor of or for any of the Improvements or any part thereof, or Administrative Agent; (h) any failure on the part of Lessor to perform or comply with any of the terms of this Lease or any other Operative Document or of any other agreement; (i) any invalidity or unenforceability or illegality or disaffirmance of this Lease against or by Lessee or any provision hereof or any of the other Operative Documents or any provision of any thereof whether or not related to the Transaction; (j) the impossibility or illegality of performance by Lessee, Lessor or both; (k) any action by any court, administrative agency or other Governmental Authority; (l) any restriction, prevention or curtailment of or interference with any use of the Leased Property or any part thereof; or (m) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, and regardless of whether Lessee shall have notice or knowledge of any of the foregoing. The parties intend that Lessee’s obligations under this Lease shall be covenants and agreements that are separate and independent from any obligations of Lessor under this Lease or under any other Operative Documents and the obligations shall continue unaffected unless such obligations shall have been modified or terminated in accordance with an express provision of this Lease. LESSEE HEREBY WAIVES ALL RIGHT TO TERMINATE OR SURRENDER THIS LEASE (EXCEPT AS EXPRESSLY PROVIDED IN THIS LEASE) OR TO AVAIL ITSELF OF ANY ABATEMENT, SUSPENSION, DEFERMENT, REDUCTION, SETOFF, COUNTERCLAIM OR DEFENSE WITH RESPECT TO ANY RENT. LESSEE SHALL REMAIN OBLIGATED

UNDER THIS LEASE IN ACCORDANCE WITH ITS TERMS AND LESSEE HEREBY WAIVES ANY AND ALL RIGHTS NOW OR HEREAFTER CONFERRED BY STATUTE OR OTHERWISE TO MODIFY OR TO AVOID STRICT COMPLIANCE WITH ITS OBLIGATIONS UNDER THIS LEASE. Lessee assumes sole responsibility for the condition, use, operation, maintenance, and management of the Leased Property and Lessor shall have no responsibility in respect thereof and shall have no liability for damage to the property of either Lessee or any subtenant of Lessee on any account or for any reason whatsoever, other than solely by reason of Lessor’s willful misconduct or gross negligence.
     Notwithstanding the foregoing Lessee does not waive any right or remedy that it may have if Lessor breaches its obligation to convey the Leased Property to Lessee free and clear of Lessor Liens in accordance with and subject to any conditions precedent set forth in this Lease.
     Section 3.2. Impositions. (a) During the Basic Lease Term, Lessee agrees to pay when due without penalty or interest all Impositions imposed upon or levied against the Leased Property. Any tax relating to a fiscal period of any taxing authority falling partially within and partially outside the Basic Lease Term, shall be apportioned and adjusted between Lessor and Lessee. Lessee covenants to furnish Lessor and Administrative Agent, upon Lessor’s or Administrative Agent’s request, within forty-five (45) days after the last date when any Imposition must be paid by Lessee, official receipts of the appropriate taxing, authority or other proof satisfactory to Lessor and Administrative Agent, evidencing the payment thereof.
          (b) With the prior written consent of Lessor, made in its sole discretion, and Administrative Agent, made at the direction of the Required Lenders, Lessee may defer payment of an Imposition so long as (i) the validity or the amount thereof is contested by Lessee with diligence and in good faith; (ii) the commencement and continuation of such proceedings shall suspend the collection thereof from, and suspend the enforcement thereof against, Lessor, Administrative Agent and the Leased Property, (iii) no part of the Leased Property nor any Basic Rent or Supplemental Rent shall be in danger of being sold, forfeited, attached or lost, (iv) there shall not exist because of such contest (x) any interference with the use and occupancy of the Leased Property or any part thereof, or (y) any interference with the payment of Basic Rent or Supplemental Rent (other than the portion subject to the contest), (v) Lessee shall promptly prosecute such contest to a final settlement or conclusion, or if Lessee deems it advisable to abandon such contest, Lessee shall promptly pay or perform the obligation which was the subject of such contest, and (vi) at no time during the permitted contest shall there be a risk of the imposition of criminal liability on Lessor, Administrative Agent or any Indemnitee for failure to comply therewith.
     Section 3.3. Costs and Expenses. Lessee shall pay all costs, expenses, fees and charges incurred in connection with the ownership, use or occupancy of the Leased Property during the Basic Lease Term. Lessee agrees to pay or cause to be paid as and when the same are due and payable all charges for gas, water, sewer, electricity, lights, heat, power, telephone or other communication service and all other utility services used, rendered or supplied to, upon or in connection with the Leased Property. Lessee shall be entitled to receive any credits or refunds with respect to any utility charge paid by Lessee in the amount of any credit or refund received by Lessor on account of any utility charges paid by Lessee, net of the actual cost and expenses, if any, reasonably incurred by Lessor in obtaining such credit or refund. It is the intention of Lessee and Lessor that, to the extent permitted by law and except as specifically provided for in this Lease, Lessor shall not be obligated to pay any expenses in any way related to the Leased Property or to its use and occupancy.
ARTICLE IV
WAIVERS
     Lessee acknowledges that Lessor holds legal title to the Leased Property and that Lessee is leasing the Leased Property “AS IS” without representation, warranty or covenants (express or implied) by Lessor and subject to (a) the rights of any parties in possession thereof, (b) the state of the title thereto existing at the time Lessor acquired its interest in the Leased Property, (c) any state of facts which an accurate survey or physical inspection might show (including the survey delivered on the Closing Date), (d) all Applicable Law, and (e) any violations of Applicable Law which may exist upon or subsequent to the commencement of the Basic Lease Term. LESSEE ACKNOWLEDGES THAT, ALTHOUGH LESSOR MAY OWN AND HOLD TITLE TO THE LEASED PROPERTY, LESSOR IS NOT RESPONSIBLE FOR THE DESIGN, DEVELOPMENT, BUDGETING AND CONSTRUCTION OF THE IMPROVEMENTS OR ANY ALTERATIONS. LESSOR HAS NOT MADE NOR SHALL LESSOR BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AND LESSOR SHALL NOT BE DEEMED TO HAVE ANY LIABILITY WHATSOEVER, AS TO THE VALUE, MERCHANTABILITY, TITLE, HABITABILITY, CONDITION, DESIGN, OPERATION, OR FITNESS FOR USE OF THE LEASED PROPERTY (OR ANY PART THEREOF), OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASED PROPERTY (OR ANY PART THEREOF), ALL SUCH WARRANTIES BEING HEREBY DISCLAIMED. LESSOR SHALL BE LIABLE FOR ANY LATENT, HIDDEN, OR PATENT DEFECT THEREIN OR THE FAILURE OF THE LEASED PROPERTY, OR ANY PART THEREOF, TO COMPLY WITH ANY APPLICABLE LAW, except that Lessor hereby represents and warrants that the Leased Property is and shall be free of Lessor Liens. As between Lessor and Lessee, Lessee has been afforded full opportunity to inspect the Leased Property, is satisfied with the results of its inspections of the Leased Property and is entering into this Lease solely on the basis of the results of its own inspections and all risks incident to the matters discussed in this Article IV, as between Lessor and Lessee, are to be borne by Lessee. The provisions of this Article IV have been negotiated, and, except to the extent otherwise expressly stated, the foregoing provisions are intended to be a complete exclusion and negation of any representations or warranties by Lessor, express or implied, with respect to the Leased Property, that may arise pursuant to any law now or hereafter in effect, or otherwise.
ARTICLE V
LIENS; EASEMENTS; PARTIAL CONVEYANCES
     Section 5.1. Liens. Except for Permitted Liens, Lessee shall not directly or indirectly create, incur or assume, or permit to exist, any Lien on or with respect to the Leased Property, the title thereto, or any interest therein, including any Liens which arise out of or by reason of (i) the possession, use, occupancy, construction, repair or rebuilding of the Leased Property, (ii) labor or materials furnished or claimed to have been furnished to Lessee, or any of its contractors or agents, (iii) the financing of any personalty or equipment purchased or leased by Lessee from third parties and not financed by Lessor and (iv) Alterations constructed by Lessee. Lessee, at its own expense, will promptly pay, satisfy and otherwise take such actions as may be necessary to keep the Leased Property free and clear of, and to discharge, eliminate or bond in a manner reasonably satisfactory to Lessor and Administrative Agent, any such Lien (other than Permitted Liens) if the same shall arise at any time. Nothing contained in this Lease shall be construed as constituting the consent or request of Lessor, express or implied, to or for the performance by any contractor, mechanic, laborer, materialman, supplier or vendor of any labor or services or for the furnishing of any materials for any construction, alteration, addition, repair, restoration or demolition of or to the Leased Property or any part thereof. NOTICE IS HEREBY GIVEN THAT NONE OF LESSOR, THE ADMINISTRATIVE AGENT AND THE LENDERS IS OR SHALL BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO LESSEE, OR TO ANYONE HOLDING THE LEASED PROPERTY OR ANY PART THEREOF THROUGH OR UNDER LESSEE, AND THAT NO MECHANIC’S OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LESSOR, THE ADMINISTRATIVE AGENT AND THE LENDERS IN AND TO THE LEASED PROPERTY.
     Section 5.2. Easements; Partial Conveyances. Notwithstanding Section 5.1, at the request of Lessee, Lessor shall, from time to time during the Basic Lease Term and upon reasonable advance written notice from Lessee, and receipt of the materials specified in the next succeeding sentence, consent to and join in any (i) grant of easements, licenses, rights of way and other rights in the nature of easements, including, without limitation, utility easements which in each case facilitate Lessee’s use, development and construction of the Leased Property, (ii) release or termination of easements, licenses, rights of way or other rights in the nature of easements which release and terminations are for the benefit of the Land or the Improvements or any portion thereof, (iii) dedication or transfer of portions of the Land, not improved with a building, for road, highway or other public purposes, provided the same are for the benefit of the Land or Improvements, (iv) execution of agreements for ingress and egress and amendments to any covenants and restrictions affecting the Land or Improvements or any portion thereof and (v) request to any Governmental Authority for platting or subdivision or replatting or resubdivision approval with respect to the Land or any portion thereof or any parcel of land of which the Land or any portion thereof forms a part or a request for any variance from zoning or other governmental requirements, provided that:
          (a) any such action shall be at the sole cost and expense of Lessee and Lessee shall pay all out-of-pocket costs of Lessor, Administrative Agent, and the Lenders, in connection therewith (including, without limitation, the reasonable fees of attorneys, architects, engineers, planners, appraisers and other professionals reasonably retained by Lessor, Administrative Agent or the Lenders in connection with any such action);
          (b) Lessee shall have delivered to Lessor, and Administrative Agent a certificate of a Responsible Officer of Lessee stating that
                    (1) such action will not cause the Leased Property, the Land or the Improvements or any portion thereof to fail to comply in any respect with the provisions of the Lease or any other Operative Documents, or in any respect with Applicable Law; and

                    (2) such action will not materially reduce the Fair Market Value, utility or useful life of the Leased Property, the Land or the Improvements or Lessor’s interest therein;
          (c) in the case of any release or conveyance, if Lessor or Administrative Agent, acting at the direction of the Required Lenders, so reasonably requests, Lessee will cause to be issued and delivered to Lessor by the Title Insurance Company endorsements to the Title Policies (to the extent available) pursuant to which the Title Insurance Company agrees that its liability for the payment of any loss or damage under the terms and provisions of the Title Policies will not be affected by reason of the fact that a portion of the real property referred to in Schedule A of the Title Policies has been released or conveyed by Lessor; and
          (d) there shall be no abatement of Rent as a result thereof.
ARTICLE VI
MAINTENANCE AND REPAIR;
ALTERATIONS, MODIFICATIONS AND ADDITIONS
     Section 6.1. Maintenance and Repair; Compliance With Law. Lessee, at its own expense, shall at all times (a) maintain the Leased Property in good repair and condition (subject to ordinary wear and tear), in accordance with prudent industry standards for first class office space and, in any event, in no less a manner as other similar office facilities owned or leased by Lessee or its Affiliates, and (b) make all repairs, replacements and renewals of the Leased Property or any part thereof which may be required to keep the Leased Property in the condition required by the preceding clause (a) and as may be required by Applicable Law and Insurance Requirements, Lessee shall perform the foregoing maintenance obligations regardless of whether the Leased Property is occupied or unoccupied. Lessee waives any right that it may now have or hereafter acquire to (i) require Lessor to maintain, repair, replace, alter, remove or rebuild all or any part of the Leased Property or (ii) make repairs at the expense of Lessor pursuant to any Applicable Law or other agreements or otherwise. LESSOR SHALL NOT BE LIABLE TO LESSEE OR TO ANY CONTRACTORS, SUBCONTRACTORS, LABORERS, MATERIALMEN, SUPPLIERS OR VENDORS FOR SERVICES PERFORMED OR MATERIAL PROVIDED ON OR IN CONNECTION WITH THE LEASED PROPERTY OR ANY PART THEREOF. Lessor shall not be required to maintain, alter, repair, rebuild or replace the Leased Property in any way.
     Section 6.2. Alterations. During the Basic Lease Term, Lessee, at Lessee’s own cost and expense, shall make all alterations, renovations, improvements, fixtures, modifications and additions to the Leased Property or any part thereof (collectively, “Alterations”) that are (i) necessary to repair or maintain the Leased Property in the condition required by Section 6.1 and Article VII; (ii) necessary in order for the Leased Property to be in compliance with Applicable Laws and Insurance Requirements in all material respects; and (iii) necessary or advisable to restore the Leased Property to its condition existing prior to a Casualty or Condemnation to the extent required or permitted pursuant to Article 10 (collectively, the “Required Alterations”). So long as no Lease Event of Default exists, Lessee, at its sole discretion and at its cost and expense, may make other Alterations to the Leased Property so long as such Alterations comply with

Applicable Laws in all material respects and with the following requirements (collectively, the “Permitted Alterations”):
          (a) no Alteration may materially impair the Fair Market Value, utility, or useful life of the Leased Property from that which existed immediately prior to such Alteration;
          (b) each Alteration shall be made in a good and workmanlike manner;
          (c) Lessee shall comply with all Applicable Laws (including all Environmental Laws) and Insurance Requirements applicable to each Alteration;
          (d) Lessee shall pay all costs and expenses and shall discharge (or cause to be insured or bonded over) any Liens arising with respect to each Alteration within 45 days after the same shall be filed (or otherwise become effective);
          (e) Lessee may not make any Alterations that would be in violation, in any material respect, of the terms of any restriction, easement, condition, covenant or other similar matter affecting title to or binding on the Leased Property unless Lessee has obtained, to the extent required from time to time, all material permits, consents and authorizations relating to such Alterations from the applicable Governmental Authorities or third Persons (Lessor, at Lessee’s expense, shall join in the application for any such permit or authorization and execute and deliver any document in connection therewith, whenever such joinder is necessary or advisable); and
          (f) all Alterations shall be located exclusively on the Land unless Lessee (or Lessor) has obtained access rights reasonably satisfactory to Administrative Agent.
     Section 6.3. Title to Alterations. All Alterations shall be subject to this Lease and title to all Alterations shall immediately vest in Lessor; provided that Alterations are not subject to this Lease if (a) such Alterations are not Required Alterations, (b) such Alterations were not paid for with insurance proceeds, and (c) such Alterations are readily removable without impairing the Fair Market Value, utility, or remaining useful life of the Leased Property.
ARTICLE VII
USE
     Section 7.1. Possession and Use of the Leased Property. The Leased Property shall be used as a corporate office complex in a manner consistent with the standards applicable to properties of a similar nature in the geographic area in which the Leased Property is located and in any event not less than the standards applied by Lessee for other comparable properties owned or leased by Lessee or its Affiliates. Lessee may not use the Leased Property or any part thereof for any purpose or in any manner that would materially adversely affect the Fair Market Value, utility, remaining useful life, or residual value of the Leased Property, ordinary wear and tear excepted, or that would violate or conflict with Applicable Law or Insurance Requirements. Lessee shall not commit or permit any waste of the Leased Property or any part thereof.
     Section 7.2. Risk of Loss. Lessee assumes the risk of loss of, or a decrease in the enjoyment and beneficial use of, the Leased Property as a result of the damage or destruction by fire, the elements, casualties, thefts, riots, wars or otherwise, and Lessor does not assume, and shall have no liability in respect of, such risk.
     Section 7.3. Compliance with Requirements of Law and Insurance Requirements. Subject to the terms of this Lease relating to permitted contests, Lessee, at its sole cost and expense, shall (a) comply in all material respects with all Applicable Laws (including all Environmental Laws) and Insurance Requirements relating to the Leased Property, including the use, construction, operation, maintenance, repair and restoration thereof whether or not compliance therewith shall require structural or extraordinary changes in the Leased Property or interfere with the use and enjoyment of the Leased Property, and (b) procure, maintain and comply with all material licenses, permits, orders, approvals, consents and other authorizations required for the construction, use, maintenance, repair, restoration and operation of the Leased Property, in each case, except for any such failure to maintain or procure or comply with any of the foregoing that would not reasonably be expected to result in a Material Adverse Effect.
ARTICLE VIII
INSURANCE
     Section 8.1. Maintenance of Insurance. Lessee shall maintain insurance as set forth below:
          (a) Commercial Liability Insurance. Lessee shall procure and carry or cause to be procured and carried, at Lessee’s sole cost and expense, commercial general liability insurance (including contractual liability (specifically covering this Lease), cross liability, legal liability, and premises operations) for damages arising during the Basic Lease Term from the acts or omissions of Lessee while located on, in possession of, or controlling or acting or failing to act with respect to the Land or any of the Leased Property. The terms and amounts of such liability insurance shall be consistent with normal industry practice, but in any event not less than the scope and amount of coverage as are ordinarily procured by Guarantor with respect to properties similar to the Leased Property; provided, however, that such coverage shall be in an amount of at least $25,000,000 per occurrence limit and aggregate limit, as applicable. In the event that Lessee does not maintain an occurrence basis policy for the foregoing risks, Lessee shall provide thirty (30) days’ prior written notice thereof to the insured thereon and shall maintain such insurance on a claims made basis and Lessee shall maintain insurance for a period of three (3) years following the expiration of the Basic Lease Term. The insurance coverage required pursuant to this clause (a) may be provided through a combination of primary, umbrella and excess liability policies.
          (b) All-Risk Property Insurance. During the Basic Lease Term, Lessee shall maintain, at its sole cost and expense, as a part of its blanket policies or otherwise, an all-risk property policy or policies with respect to the Improvements insuring the lessor’s interest in the Improvements including resulting damage from collapse, coverage for fire, flood, wind damage and earthquakes and coverage against damage or loss caused by machinery accidents and operational and performance testing and start-up and terrorism (if such coverage may be obtained at commercially reasonable rates), with extended coverage in an amount not less than the full replacement cost of the Improvements, including any costs that may be required to cause the Improvements to be restored in accordance with then current Applicable Laws. Such coverage shall provide coverage for insuring the buildings, non-temporary structures, machinery, equipment, facilities, fixtures, supplies and other property constituting part of the Leased Property, including but not limited to boiler and machinery insurance covering pressure vessels, air tanks, boilers, machinery, pressure piping, heating, ventilation and air conditioning equipment, and elevator and escalator equipment.
          (c) Builders’ Risk Insurance. During any construction of any significant Alteration, if required in order to prevent a loss of property insurance coverage for the Improvements, Lessee shall arrange to obtain and keep in force builder’s risk insurance with respect to the construction of the Alteration in an amount equal to the greater of the replacement value of such Alterations or Improvements, as applicable, and the aggregate cost for the construction or remodeling of same, including costs that may be required to cause the Leased Property to be reconstructed to then current Applicable Laws.
          (d) Other Insurance. Such other insurance, in each case, as is generally carried by Lessee or by Guarantor or any of its Subsidiaries for similar properties owned or leased by any of them or by other owners of similar properties in such amounts and against such risks as are then customary for properties similar in use and to the extent reasonably required by Lessor or Administrative Agent and, to the extent required by Applicable Laws, flood insurance.
     Section 8.2. Insurance Coverage. The insurance required to be maintained by Lessee under Section 8.1 may be subject to such deductible amounts or periods, as applicable as is consistent with Guarantor’s practice for other properties similar to the Leased Property owned or leased by Guarantor, and may be carried under blanket policies maintained by or on behalf of Lessee so long as such policies otherwise comply with the provisions of this Section 8. All insurance required to be carried pursuant to the requirements of this Article VIII shall be written by reputable insurance companies, authorized to do business in the jurisdiction in which the Leased Property is located, that are financially sound and solvent and otherwise reasonably appropriate considering the amount and type of insurance being provided by such companies. Any insurance company selected by Lessee which is rated in Best’s Insurance Guide or any successor thereto (or if there be none, an organization having a similar national reputation) shall have a general policyholder rating of “A-” or better and a financial rating of at least “IX” or stronger or, if not rated in Best’s Insurance Guide, an S&P rating of “A-” or better on its claims paying ability, or be otherwise reasonably acceptable to Lessor and the Required Lenders.
     Section 8.3. Endorsements. All insurance required to be carried or arranged for by Lessee pursuant to the requirements of Section 8.1 shall provide in the policy or by special endorsement that:
          (a) in the case of insurance required by Section 8.1(a), Lessor, Administrative Agent, and the Lenders are included as additional insureds as their interest may appear;
          (b) in the case of insurance required by Section 8.1(b) and 8.1(c) Administrative Agent is named as the sole loss payee with respect to the real property improvements only and such insurance shall include a standard form mortgagee endorsement in favor of Lessor and Administrative Agent and replacement cost endorsements;

          (c) the insurer thereunder waives all rights of subrogation against Lessor, Administrative Agent and the Lenders and any affiliates and waives any right of set-off and counterclaim and any other right to deduction whether by attachment or otherwise;
          (d) such insurance shall be primary, shall include coverage for costs of defense of claims, and shall apply to any loss or claim before any contribution of any other insurance carried by or on behalf of Lessor, Administrative Agent or the Lenders;
          (e) if the insurers cancel such insurance for any reason whatsoever (other than failure to pay premiums) or any adverse change is made in policy terms or conditions, such cancellation or change shall not be effective as to any additional insured or loss payee for thirty (30) days after receipt by Lessor and Administrative Agent of written notice from such insurers of such cancellation or change, provided that such cancellation or change shall not be effective as to any additional insured or loss payee for ten (10) days after receipt by Lessor and Administrative Agent of such written notice from such insurers; and if such insurance is allowed to lapse for nonpayment of premium, such lapse shall not be effective as to any additional insured for ten (10) days after receipt by the additional insureds of written notice from such insurers of such lapse; and
          (f) with respect to all liability insurance, in as much as the policies are written to cover more than one insured, all terms, conditions, insuring agreements and endorsements, with the exception of the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured, and such insurance shall be endorsed to provide a severability of interest or cross liability clause.
     Section 8.4. Adjustment of Losses. Claims under insurance policies required to be carried under Section 8.1(a) shall be adjusted with the insurance companies by Lessee, at Lessee’s sole cost and expense. Notwithstanding the foregoing, Lessor and Administrative Agent may participate in any such proceeding, action, negotiation, prosecution or adjustment at Lessor or Administrative Agent’s sole cost and expense, unless (x) Lessor or Administrative Agent, as applicable, has been named in such claim or demand, in which case participation shall be at Lessee’s sole cost and expense or (y) Lessor or Administrative Agent would be entitled to be indemnified as a result of such claim in which case Lessor’s or Administrative Agent’s participation in proceedings, actions, negotiations, prosecutions or adjustments relating thereto and costs incurred thereby shall be subject to Section 7 of the Participation Agreement. Losses, if any, under any policies required to be carried under Section 8.1(b) or 8.1(c) shall be adjusted with the insurance companies, including the filing of appropriate proceedings.
     Section 8.5. Application of Insurance Proceeds. All proceeds of insurance shall be applied in accordance with Section 3.2 of the Credit Agreement.
     Section 8.6. Additional Insurance. Any additional insurance obtained by Lessee, Lessor or Administrative Agent shall provide that it shall not limit the insurance described in Section 8.1, or increase the amount of any premium payable with respect to any such insurance. The proceeds of any additional insurance will be for the account of the party maintaining such additional insurance.

     Section 8.7. Delivery of Insurance Certificates. On or before the Closing Date, Lessee shall deliver to Administrative Agent certificates of insurance reasonably satisfactory to Administrative Agent evidencing the existence of all insurance required to be maintained hereunder and setting out the respective coverages, limits of liability, carrier, policy number and period of coverage. Thereafter, throughout the Basic Lease Term, at the time each of Lessee’s insurance policies is renewed (but in no event less frequently than once each year) or upon written request by Lessor following a Lease Event of Default, Lessee shall deliver to Administrative Agent certificates of insurance evidencing that all insurance required by Section 8.1 to be maintained by Lessee is in effect.
ARTICLE IX
ASSIGNMENT AND SUBLEASING
     Lessee may not assign this Lease except that Lessee may assign this Lease to a Person that is wholly owned, directly or indirectly, by Guarantor if (i) no Lease Event of Default shall have occurred or be continuing, (ii) Lessee shall cause such assignee to execute and deliver such instruments as may be reasonably requested by Lessor to evidence such assignment and such assignee’s agreement to be bound by the terms of the Lease and the other Operative Documents, and (iii) Lessee shall cause Guarantor to execute and deliver its written reaffirmation of the Guaranty and such other instruments as may be reasonably requested by Lessor to evidence Guarantor’s continuing liability under the Guaranty with respect to the Leased Property and Lease thereof. Lessee may sublease all or any portion of the Leased Property, provided that (a) no Lease Event of Default shall have occurred or be continuing; (b) Lessee shall remain primarily liable for all obligations hereunder and under the other Operative Documents and all obligations of Lessee shall continue in full effect as obligations of a principal and not of a guarantor or surety, as though no sublease had been made; (c) such sublease shall be expressly subject and subordinate to this Lease; (d) each such sublease shall terminate by its terms on or before the Scheduled Termination Date; (e) Lessee shall cause any such sublessee to execute and deliver such instruments as may be reasonably requested by Lessor to evidence such sublease arrangement; (f) the Guaranty shall remain in full force and effect as though no sublease had been made; and (g) the terms of each such sublease shall be negotiated in good faith by Lessee on an arm’s length basis.
     This Lease shall not be mortgaged or pledged by Lessee, nor shall Lessee mortgage or pledge any interest in the Leased Property or any portion thereof. Any such mortgage or pledge shall be void.
ARTICLE X
CASUALTY; CONDEMNATION; ENVIRONMENTAL LOSS
     Section 10.1. Casualty or Condemnation.
          (a) If a Casualty or Condemnation occurs, or Lessee receives notice of a Condemnation, Lessee shall give prompt written notice thereof to Lessor and Administrative Agent. In no event shall a Casualty or Condemnation affect Lessee’s obligations to pay Rent, to perform its obligations under this Lease or the other Operative Documents, or to pay any amounts due on the Scheduled Termination Date or otherwise pursuant to this Lease.

          (b) If a Significant Casualty or a Significant Condemnation occurs and Lessee elects to terminate this Lease under Section 10.4, then the procedures of Section 10.4 shall apply.
          (c) If (i) a Casualty or Condemnation occurs, other than a Significant Casualty or Significant Condemnation, or (ii) a Significant Casualty or a Significant Condemnation occurs and Lessee does not elect to terminate this Lease in accordance with Section 10.4, then
     (A) as soon as practicable after such occurrence, Lessee shall repair, restore, or modify the Leased Property (or cause the Leased Property to be repaired, restored, or modified) to the condition required to be maintained under this Lease so that the Fair Market Value and functional capability of such property is restored and is in all material respects at least equivalent to the Fair Market Value and functional capability of such item as in effect immediately prior to such occurrence;
     (B) any insurance proceeds relating to such Casualty shall be paid to Lessee for the repair, restoration, or modification of the Leased Property affected by such Casualty, in accordance with clause (A) above, with any excess of such award or compensation being paid to Lessee so long as no Lease Default or Lease Event of Default shall have occurred and be continuing (and otherwise shall be applied in accordance with Section 3.2(d) of the Credit Agreement), provided that if any Lease Event of Default exists at the time the insurance proceeds are payable, such insurance proceeds shall be paid directly to Administrative Agent (or if previously received by Lessee, shall be held in trust for Administrative Agent) and shall at the option of Administrative Agent be (1) paid to Lessee for the repair, restoration, or modification of the Leased Property or (2) applied to the Lease Balance; and
     (C) if the Leased Property has been damaged as result of such Condemnation, any award or compensation relating to such Condemnation shall be paid to Lessee only to the extent necessary to repair, restore, or modify the damage caused by such Condemnation in accordance with clause (A) above, with any excess of such award or compensation being paid to Lessee so long as no Lease Default or Lease Event of Default shall have occurred and be continuing (and otherwise shall be applied in accordance with Section 3.2(d) of the Credit Agreement), provided that if any Lease Event of Default exists at the time such award or compensation is payable, such award or compensation shall be paid directly to Administrative Agent (or if previously received by Lessee, shall be held in trust for Administrative Agent) and shall, at the option of Administrative Agent, be (1) applied to repair, restore, or modify the damage caused by such Condemnation in accordance with clause (A) above, or (2) applied to the Lease Balance in accordance with Section 3.2(d) of the Credit Agreement.
          (d) If a Casualty or Condemnation occurs during the Basic Lease Term and it is determined by the independent architect for such project (notice of which such architect shall promptly provide to Lessor and Administrative Agent) that the applicable award, compensation or insurance proceeds are not sufficient to repair, restore, or modify the Leased Property in accordance with Section 10.1(c), Lessee shall pay the shortfall prior to any further payment to Lessee of such award or proceeds.

          (e) If the Leased Property is not repaired, restored, or modified within the Permitted Modification Period, as defined below, then, on the earlier of (i) the first Payment Date following the expiration of such period, and (ii) the Termination Date, Lessee shall pay to Administrative Agent, for the benefit of Lessor and the Participants, on such date an amount equal to the Lease Balance, plus, without duplication, all unpaid accrued Rent and all other amounts then payable by Lessee under this Lease. Upon receipt of such payment, Lessor shall comply with Section 14.5. As used in this Section 10.1, “Permitted Modification Period” means 120 days after the date of the Casualty or Condemnation necessitating the repair, restoration, or modification of the Leased Property and, in the case of Section 10.1(c)(ii), 180 days after the date of the Significant Casualty or the Significant Condemnation.
          (f) Upon completion of such repair, restoration, or modification pursuant to Section 10.1(c), Lessee shall furnish to Lessor a Responsible Officer’s Certificate confirming that such restoration has been so completed.
     Section 10.2. Environmental Matters. At Lessee’s sole cost and expense, Lessee shall in a reasonably prompt and diligent manner undertake any response, clean up, remedial or other action necessary to remove, clean up or remediate any Environmental Violation to the extent required by Applicable Laws with respect to the Leased Property (a “Remediation”).
     Section 10.3. Notice of Environmental Matters. Lessee shall promptly provide to Lessor written notice of any pending or threatened claim, action or proceeding involving any Environmental Violation or any Release on, at, under or from the Leased Property, which violation or Release could, in Lessee’s reasonable judgment, require costs for Remediation in excess of $5,000,000, or which could result in the imposition of criminal penalties upon Lessor, Administrative Agent or any Lender (any such violation, claim, action, proceeding or Release, a “Material Environmental Violation”). All such notices shall describe the nature of the Material Environmental Violation, including any claims, actions or proceedings in respect thereof, and Lessee’s proposed response thereto. In addition, Lessee shall provide to Lessor, within ten (10) Business Days of receipt, copies of all significant written communications with any Governmental Authority relating to any such Material Environmental Violation. Lessee shall also promptly provide such detailed reports of any such Material Environmental Violations as may reasonably be requested by Lessor or Administrative Agent. Upon completion of the Remediation of such Material Environmental Violation by Lessee, Lessee shall cause to be prepared by an environmental consultant reasonably acceptable to Lessor and Administrative Agent a report describing the Material Environmental Violation and the actions taken by Lessee (or its agents) in response to such Material Environmental Violation, and a statement by the consultant that the Material Environmental Violation has been remediated in compliance in all material respects with applicable Environmental Law. The Remediation of each such Material Environmental Violation shall be completed prior to the Scheduled Termination Date unless the Leased Property has been purchased by Lessee in accordance with Section 10.4 or Section 17.22. Nothing in this Article 10 shall reduce or limit Lessee’s obligations elsewhere in this Lease.
     Section 10.4. Termination of the Lease. If a Significant Casualty, Significant Condemnation or Significant Environmental Event occurs during the Basic Lease Term, Lessee may elect to terminate this Lease by giving Lessor and Administrative Agent written notice (a “Termination Notice”) no later than sixty (60) days after Lessee’s written notice to Lessor and

Administrative Agent of the occurrence of such event. Following Lessor’s receipt of the Termination Notice, Lessee shall purchase Lessor’s interest in all, but not less than all, of the Leased Property on or before the next occurring Payment Date (but in no event earlier than thirty (30) days after the date Lessor receives the applicable Termination Notice) by paying to Lessor in cash in immediately available funds an amount equal to the Purchase Amount. Notwithstanding delivery of the Termination Notice, Lessee shall not be relieved of its obligation to remediate until payment of the Purchase Amount pursuant to the following sentence. Upon payment of the Purchase Amount: (i) Lessor and Lessee shall comply with the provisions of Section 14.5; and (ii) Lessor shall convey to Lessee any net proceeds (after deducting all costs and expenses incurred by Lessor, Administrative Agent and the Lenders incident to collecting any such proceeds of a Significant Casualty, Significant Condemnation or Significant Environmental Event, including, without limitation, reasonable fees and expenses for counsel) that it receives with respect to the event giving rise to the termination of this Lease or, at the request of Lessee, to the extent actually received and if acceptable to Lessor in its sole judgment, Lessor shall apply such amounts against sums due under this Lease.
     Section 10.5. Verification of Restoration and Rebuilding. In the event of a Casualty or Condemnation, to verify Lessee’s compliance with its obligations in Section 10.1(c), Lessor, Administrative Agent and their respective authorized representatives may, (A) upon five (5) Business Days’ notice to Lessee, make inspections of the Leased Property with respect to (i) the extent of the Casualty or Condemnation and (ii) the restoration and rebuilding of the Improvements and (B) receive periodic updates at no cost from Lessee’s independent architect contracted in connection with such restoration and rebuilding. All reasonable out-of-pocket costs of such inspections incurred by Lessor or Administrative Agent will be paid by Lessee promptly after written request. No such inspection shall unreasonably interfere with Lessee’s operations or the operations of any other occupant of the Leased Property. None of the inspecting parties shall have any duty to make any such inspection or inquiry and none of the inspecting parties shall incur any liability or obligation by reason of making or not making any such inspection or inquiry.
     Section 10.6. Prosecution of Awards.
          (a) Unless a Lease Event of Default shall have occurred and be continuing, Lessee shall control the negotiations with the relevant Governmental Authority with respect to any Condemnation, provided that during the continuance of any Lease Event of Default, (1) Lessor shall control such negotiations; and (2) Lessee hereby irrevocably assigns, transfers and sets over to Lessor all rights of Lessee to any Award made during the continuance of a Lease Event of Default and, if there will not be separate Awards to Lessor and Lessee on account of such Condemnation, irrevocably authorizes and empowers Lessor during the continuance of a Lease Event of Default, with full power of substitution, in the name of Lessee or otherwise (but without limiting the obligations of Lessee under this Article X), to file and prosecute what would otherwise be Lessee’s claim for any such Award and to collect, receipt for and retain the same; provided, however, that in any event Lessor and Administrative Agent may participate in such negotiations, and no settlement will be made without the prior consent of Lessor not to be unreasonably withheld.

          (b) Notwithstanding the foregoing, Lessee may prosecute, and Lessor shall have no interest in, any claim with respect to Lessee’s personal property and equipment not financed by Lessor and Lessee’s relocation expenses.
     Section 10.7. Application of Certain Payments Not Relating to an Event of Taking. In case of a requisition for temporary use of all or a portion of the Leased Property which is not a Significant Condemnation, this Lease shall remain in full force and effect, without any abatement or reduction of Basic Rent, and the Awards for the Leased Property shall, unless an Event of Default has occurred and is continuing, be paid to Lessee.
     Section 10.8. Other Dispositions. Notwithstanding the foregoing provisions of this Article X, so long as a Lease Event of Default shall have occurred and be continuing, any amount that would otherwise be payable to or for the account of, or that would otherwise be retained by, Lessee pursuant to this Article X shall be paid to Lessor as security for the obligations of Lessee under this Lease and, at such time thereafter as no Lease Event of Default shall be continuing, such amount shall be paid promptly to Lessee to the extent not previously applied by Lessor or Administrative Agent in accordance with the terms of this Lease or the other Operative Documents.
     Section 10.9. No Rent Abatement. Rent shall not abate hereunder by reason of any Casualty, Condemnation, Significant Casualty or Significant Condemnation, and Lessee shall continue to perform and fulfill all of Lessee’s obligations, covenants and agreements hereunder notwithstanding such Casualty, Condemnation, Significant Casualty or Significant Condemnation until the Termination Date.
ARTICLE XI
INTEREST CONVEYED TO LESSEE
     Lessor and Lessee intend that this Lease be treated, for financial accounting purposes, as an operating lease. For all other purposes, Lessee and Lessor intend that the transaction represented by this Lease be treated as a secured financing transaction; as more particularly described in Section 2.4(a) of the Participation Agreement. Accordingly, for purposes of applicable state law, this Lease and the Memorandum of Lease will be treated as a mortgage, deed of trust and security agreement, encumbering the Leased Property and the other property described therein, between Lessee, as grantor, and Lessor, as mortgagee or beneficiary and secured party, or any successor thereto, creating a first and paramount Lien on the Leased Property, and when any Lease Event of Default has occurred and is continuing, Lessor shall have all of the rights, powers and remedies of a mortgagee or deed of trust beneficiary available under Applicable Law to take possession of and sell (whether by foreclosure or otherwise) the Leased Property. The effective date of such mortgage or deed of trust shall be the effective date of this Lease. The recording of this Lease (or a memorandum thereof) shall be deemed to be the recording of such mortgage and deed of trust. The obligations secured by such mortgage or deed of trust shall include all Basic Rent and Supplemental Rent hereunder and all other obligations of and amounts due from Lessee hereunder and under the other Operative Documents.

ARTICLE XII
EVENTS OF DEFAULT
     The following events shall constitute Events of Default (whether any such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
          (a) Lessee shall fail to make any payment of Basic Rent when due and such failure shall continue for more than three (3) Business Days;
          (b) Lessee shall fail to make any payment of Supplemental Rent (other than Supplemental Rent referred to in clause (c) below), and such failure shall continue for more than ten (10) days after Lessor notifies Lessee thereof;
          (c) Lessee shall fail to pay the Purchase Amount when due pursuant to Section 10.4, 14.1 or 17.22 or shall fail to pay Lessee Obligation when required pursuant to Article XIV;
          (d) Lessee shall fail to maintain insurance as required by Article VIII hereof;
          (e) the occurrence of any breach of the provisions of Section 5.3(d) of the Participation Agreement;
          (f) Guarantor, Lessee or any Subsidiary of Guarantor (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; provided, however, that, except with respect to Lessee, this clause (f) shall not apply to any Subsidiary of the Guarantor the book value of whose total assets (determined in accordance with GAAP) is less than $10,000,000;
          (g) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Guarantor, Lessee or any of Guarantor’s Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding–up or liquidation of the Guarantor, Lessee or any of Guarantor’s Subsidiaries, or any such petition shall be filed against the Guarantor, Lessee or any of Guarantor’s Subsidiaries and such petition shall not be dismissed within 60 days; provided, however, that, except with respect to Lessee, this clause (g) shall not apply to any Subsidiary of Guarantor the book value of whose total assets (determined in accordance with GAAP) is less than $10,000,000;

          (h) any representation or warranty by Lessee or Guarantor in any Operative Document or in any certificate or document delivered by either of them to Lessor or Administrative Agent pursuant to any Operative Document shall have been incorrect in any material respect when made;
          (i) Guarantor shall repudiate or terminate the Guaranty, or the Guaranty shall at any time cease to be in full force and effect or cease to be the legal, valid and binding obligation of Guarantor by reason of any change in Applicable Laws or acts of Guarantor or Lessee;
          (j) either Lessee or Guarantor shall fail in any respect to timely perform or observe any covenant, condition or agreement (other than the covenants, conditions and agreements referenced in the other clauses of this Article XII) to be performed or observed by it hereunder or under any other Operative Document and such failure shall continue for a period of thirty (30) days after the earlier of (i) written notice thereof from Lessor or Administrative Agent and (ii) knowledge of such breach by an officer of Lessee or Guarantor provided, however, that the period within which such failure may be cured by Lessee will be extended for a further period (not to exceed an additional ninety (90) days) as is necessary for the curing thereof with diligence, if (but only if) (x) such failure is susceptible of cure but cannot with reasonable diligence be cured within such thirty day period, (y) Lessee promptly commences to cure such failure and thereafter continuously prosecutes the curing thereof with reasonable diligence and (z) the extension of the period for cure will not, in any event, cause the period for cure to extend to or beyond the Termination Date;
          (k) a final judgment or judgments for the payment of money aggregating in excess of $25,000,000 are rendered against one or more of Guarantor and its Subsidiaries and which judgments are not, within sixty (60) days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay;
          (l) Guarantor or any Subsidiary: (i) is in default (as principal or as guarantor or other surety) in the payment of any principal of, or premium or make-whole amount or interest on, or other amount in respect of, any Subject Indebtedness or (ii) is in default in the performance of or compliance with any term of any evidence of any Subject Indebtedness or of any mortgage, indenture, or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition, such Subject Indebtedness: (A) has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment; or (B) the holder or holders of any such Indebtedness or any trustee or agent acting on its or their behalf is permitted (with or without the giving of notice, the lapse of time or both) to declare such Indebtedness due and payable before its stated maturity or before its regularly schedule dates of payment or to terminate any commitment relating thereto;
          (m) a Change of Control of Guarantor, as such term is defined in the Lennox Revolver, shall have occurred.

ARTICLE XIII
ENFORCEMENT
     Section 13.1. Remedies. If a Lease Event of Default shall occur, Lessor may declare this Lease to be in default, and in the event of the occurrence of a Lease Event of Default specified in Sections 12 (f) or (g) this Lease shall automatically and without declaration or other action by Lessor or any other Person be in default, and in any such event, subject to Section 13.3, Lessee will immediately pay to Lessor the Purchase Amount, upon which payment Lessor will be obligated to convey its interest in the Leased Property to Lessee. Payment of the Purchase Amount shall not affect Lessee’s obligations in respect of Supplemental Rent, which shall survive. Lessor also may exercise at any time one or more of the following remedies as Lessor in its sole discretion shall determine, without limiting any other right or remedy hereunder:
          (a) Lessor may, by notice to Lessee, rescind or terminate this Lease as of the date specified in such notice; however, (A) no reletting, reentry or taking of possession of the Leased Property by Lessor will be construed as an election on Lessor’s part to terminate this Lease unless a written notice of such intention is given to Lessee, (B) notwithstanding any reletting, reentry or taking of possession, Lessor may at any time thereafter elect to terminate this Lease for a continuing Lease Event of Default, and (C) no act or thing done by Lessor or any of its agents, representatives or employees and no agreement accepting a surrender of the Leased Property shall be valid unless the same be made in writing and executed by Lessor;
          (b) Lessor may (i) demand that Lessee, and Lessee shall upon the written demand of Lessor, return the Leased Property promptly to Lessor in the manner and condition required by, and otherwise in accordance with all of the provisions of, Articles VI and XIV hereof as if the Leased Property were being returned at the end of the Basic Lease Term, and Lessor shall not be liable for the reimbursement of Lessee for any costs and expenses incurred by Lessee in connection therewith and (ii) without prejudice to any other remedy which Lessor may have for possession of the Leased Property, and to the extent and in the manner permitted by Applicable Law, enter upon the Leased Property and take immediate possession of (to the exclusion of Lessee) the Leased Property or any part thereof and expel or remove Lessee and any other person who may be occupying the Leased Property, by summary proceedings or otherwise, all without liability to Lessee for or by reason of such entry or taking of possession, whether for the restoration of damage to property caused by such taking or otherwise and, in addition to Lessor’s other damages, Lessee shall be responsible for the reasonable costs and expenses of reletting, including brokers’ fees and the reasonable costs of any alterations or repairs made by Lessor;
          (c) Lessor may (i) sell all or any part of the Leased Property at public or private sale, as Lessor may determine, free and clear of any rights of Lessee and without any duty to account to Lessee with respect to such action or inaction or any proceeds with respect thereto (except to the extent required by clause (ii) below if Lessor shall elect to exercise its rights thereunder) in which event Lessee’s obligation to pay Basic Rent hereunder for periods commencing after the date of such sale shall be terminated or proportionately reduced, as the case may be; and (ii) if Lessor shall so elect, demand that Lessee pay to Lessor, and Lessee shall pay to Lessor, on the date of such sale, as liquidated damages for loss of a bargain and not as a penalty (the parties agreeing that Lessor’s actual damages would be difficult to predict, but the aforementioned liquidated damages represent a reasonable approximation of such amount) (in lieu of Basic Rent due for periods commencing on or after the Payment Date coinciding with such date of sale (or, if the sale date is not a Payment Date, the Payment Date next preceding the date of such sale)), an amount equal to (a) the excess, if any, of (1) the sum of (A) all Rent and other sums payable including Breakage Costs, if any, due and unpaid to and including such Payment Date and (B) the Lease Balance, computed as of such date, over (2) the net proceeds of such sale (that is, after deducting all costs and expenses incurred by Lessor, Administrative Agent, or the Lenders incident to such conveyance (including, without limitation, all costs, expenses, fees, premiums and taxes described in Section 14.5)); plus (b) interest at the Overdue Rate on the foregoing amount from such Payment Date until the date of payment;
          (d) Lessor may, at its option, not terminate this Lease, and continue to collect all Basic Rent, Supplemental Rent, and all other amounts due Lessor (together with all costs of collection) and enforce Lessee’s obligations under this Lease as and when the same become due, or are to be performed, and at the option of Lessor, upon any abandonment of the Leased Property by Lessee or re-entry of same by Lessor, Lessor may, in its sole and absolute discretion, elect not to terminate this Lease with respect thereto and may make such reasonable alterations and necessary repairs in order to relet the Leased Property, and relet the Leased Property or any part thereof for such term or terms (which may be for a term extending beyond the term of this Lease) and at such rental or rentals and upon such other terms and conditions as Lessor in its reasonable discretion may deem advisable; and upon each such reletting all rentals actually received by Lessor from such reletting shall be applied to Lessee’s obligations hereunder in such order, proportion and priority as Lessor may elect in Lessor’s sole and absolute discretion; it being agreed that under no circumstances shall Lessee benefit from its default from any increase in market rents. If such rentals received from such reletting during any Rent Period are less than the Rent to be paid during that Rent Period by Lessee hereunder, Lessee shall pay any deficiency, as calculated by Lessor, to Lessor on the Payment Date for such Rent Period;
          (e) At the option of Lessor exercised at any time and whether or not Lessor has re-entered or taken possession of the Leased Property, Lessor forthwith shall be entitled to recover from Lessee as liquidated damages, in addition to any other proper claims but in lieu of and not in addition to any amount which would thereafter have become payable under the preceding clauses (c) or (d), the Lease Balance for the date on which Lessor demands such payment, together with any accrued and unpaid Basic Rent, Supplemental Rent and other sums payable as of the date of such demand, by Lessee under this Lease and the other Operative Documents, plus the Breakage Costs, if any, and, so long as Lessor has received payment in full of the foregoing amounts (without any limitation thereon by reason of Section 13.3 hereof), then Lessor shall transfer and convey to Lessee the Leased Property in accordance with the provisions of Section 14.5;
          (f) Lessor may exercise any other right or remedy that may be available to it under the Memorandum of Lease or under Applicable Law, or proceed by appropriate court action (legal or equitable) to enforce the terms hereof or to recover damages for the breach hereof. Separate suits may be brought to collect any such damages for any Rent Period(s), and such suits shall not in any manner prejudice Lessor’s right to collect any such damages for any subsequent Rent Period(s), or Lessor may defer any such suit until after the expiration of the

Basic Lease Term, in which event such suit shall be deemed not to have accrued until the expiration of the Basic Lease Term; or
          (g) Lessor may retain and apply against Lessor’s damages all sums which Lessor would, absent such Lease Event of Default, be required to pay to, or turn over to, Lessee pursuant to the terms of this Lease.
     Section 13.2. Lessee’s Purchase Option. Notwithstanding anything herein or in the Operative Documents to the contrary Lessee shall have the right to cure a Lease Event of Default by purchasing the Leased Property by paying the Purchase Amount due on the date of purchase on or before the earliest of (i) ten (10) Business Days after the declaration of the Lease Event of Default, (ii) the sale of the Leased Property pursuant to a foreclosure of the Leased Property by Lessor under the Memorandum of Lease or Administrative Agent under the Mortgage, and (iii) delivery to Lessor or Administrative Agent of a deed in lieu of foreclosure. Payment of the Purchase Amount shall not affect Lessee’s obligations in respect of Supplemental Rent, which shall survive.
     Section 13.3. Liquidated Damages.
          (a) In the event that a Lease Event of Default is declared (or deemed declared) solely and exclusively on the basis of a Limiting Event, a claim or demand by Lessor for payment by Lessee of the Purchase Amount or Lease Balance under the first paragraph of Section 13.1, and in such event no sale or transfer under such Sections shall be required under Section 13.1(c)(ii)(a) or Section 13.1(e) hereof shall be limited to an amount equal to Lessee Obligation. The foregoing limitation shall not limit or affect any other rights of Lessor as Lessor shall have all rights and remedies available under the Operative Documents or available at law, equity or otherwise including, without limitation, the right to demand the payment of Supplemental Rent and the right to require surrender and return or sale to a third party of the Leased Property all as set forth herein. In the event that Lessor requires the surrender and return or sale to a third party of the Leased Property, Lessee covenants to peaceably dispossess itself thereof in satisfaction of the Limiting Lessee Risk Conditions and other terms and conditions set forth in Section 14.7 hereof. Lessee nonetheless acknowledges and agrees that even though the maximum aggregate recovery from it is limited as aforesaid, Lessor’s right of recovery from the Leased Property (as opposed to any recovery from Lessee) is not so limited and Lessor shall retain title to the Leased Property and Lessor, the Lenders and each other Indemnitee, as applicable, shall be entitled to recover one hundred percent (100%) of the amounts due or to become due to such Person in accordance with the Operative Documents from its interest in the Leased Property.
          (b) “Limiting Event” means a Lease Event of Default arising (i) under Section 12.1(i) hereof solely as a result of a failure of the Guaranty to be in full force and effect following a change in Applicable Law and following the taking of best efforts by Guarantor and Lessee to maintain the effectiveness of the Guaranty and recourse to Guarantor including, without limitation, the filing of an action by such parties to prevent such change from affecting the enforceability and effectiveness of the Guaranty; or (ii) under Section 12.1(e) hereof with respect to which the default or condition relating to the Subject Indebtedness which gives rise to the Lease Event of Default hereunder consists solely of one or more of the following: (x) a default, the existence of which depends upon the determination that a material adverse change has occurred, or (y) a failure of any guaranty of Guarantor of any Subject Indebtedness to be in full force and effect following a change in Applicable Law provided that Guarantor shall have used its best efforts to maintain the effectiveness of such guaranty and the recourse against it under such guaranty including, without limitation, the filing of an action to prevent such change from affecting the enforceability and effectiveness of such guaranty which efforts have failed and provided, further, that Guarantor shall have failed to assume the obligations of the obligor under such Subject Indebtedness on a fully recourse basis, or (iii) pursuant to clause (i) of Section 12.1(f) solely by reason of Lessee or Guarantor’s failure generally to pay its debts as they become due or (iv) pursuant to clause 12.1(m) solely by reason of an unsolicited tender offer for a controlling interest in Guarantor, which tender offer results in acquisition of such controlling interest by a third party which did not receive the approval of the board of directors of Guarantor. Notwithstanding the foregoing, Lessee agrees and acknowledges that if together with or following the declaration of a Lease Event of Default that is a Limiting Event, a separate Lease Event of Default shall occur hereunder, the limitation on damages contained in this Section 13.3 shall be void and of no further effect without the need of any other actions of the parties.
     Section 13.4. Remedies Cumulative; No Waiver; Consents. To the extent permitted by, and subject to the mandatory requirements of, Applicable Law, each and every right, power and remedy herein specifically given to Lessor or otherwise in this Lease shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by Lessor, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any right, power or remedy. No delay or omission by Lessor in the exercise of any right, power or remedy or in the pursuit of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any default on the part of Lessee or to be an acquiescence therein. Lessor’s consent to any request made by Lessee shall not be deemed to constitute or preclude the necessity for obtaining Lessor’s consent, in the future, to all similar requests. No express or implied waiver by Lessor of any Lease Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Lease Default or Lease Event of Default. To the extent permitted by Applicable Law, Lessee hereby waives any rights now or hereafter conferred by statute or otherwise that may require Lessor to sell, lease or otherwise use the Leased Property or part thereof in mitigation of Lessor’s damages upon the occurrence of a Lease Event of Default or that may otherwise limit or modify any of Lessor’s rights or remedies under this Article XIII.
ARTICLE XIV
SALE, RETURN OR PURCHASE OF LEASED PROPERTY; RENEWAL
     Section 14.1. Purchase Option. (a) If no Lease Default or Lease Event of Default hereunder shall have occurred and be continuing, Lessee shall have the option (the “Purchase Option”), after irrevocable written notice to Lessor as hereinafter provided, to purchase the Leased Property on or prior to but not later than the Scheduled Termination Date for an amount equal to the Purchase Amount as of such date. If Lessee intends to exercise its purchase option granted hereunder, it shall give an irrevocable written notice (the “Termination Notice”) to Lessor and Administrative Agent (with a copy to each Lender) of its intention to purchase the Leased Property, at least 150 days prior to the Scheduled Termination Date; provided, however, that Lessee shall be deemed to have elected the Purchase Option at the end of the Basic Lease Term if, at least 150 days prior to the Scheduled Termination Date, Lessee shall not have notified Lessor and Administrative Agent (with a copy to each Lender) stating its intention to either remarket or return the Leased Property pursuant to Section 14.2 and if the Lease shall not be renewed in accordance with Section 14.8. If Lessee gives a Termination Notice to Lessor and Administrative Agent (with a copy to each Lender), or is deemed to have given a Termination Notice, the same shall constitute a binding obligation of Lessee to purchase the Leased Property and to pay to Lessor the Purchase Amount on or prior to but not later than the Scheduled Termination Date. Any such purchase of the Leased Property by Lessee pursuant to this Section 14.1 shall be consummated in accordance with the terms of Section 14.5 hereof.
          (b) Any Termination Notice given by Lessee as provided by Lessee in the preceding subsection shall (i) refer specifically to this Section 14.1, (ii) state that Lessee shall purchase the Leased Property in accordance with the provisions of Section 14.5 hereof by paying to Lessor the Purchase Amount due on the date set forth in clause (iii), and (iii) specify the date for such purchase, which shall be a Payment Date no less than 30 days nor later than the Scheduled Termination Date.
          (c) If Lessee has elected to purchase the Leased Property in accordance with paragraph (a), on the date of purchase, Lessee must pay in cash or immediately available federal funds, as the purchase price therefor, an amount equal to the Purchase Amount. Upon payment of the Purchase Amount, this Lease shall terminate and the Leased Property shall be conveyed to Lessee pursuant to Section 14.5 hereof and in accordance with the terms and conditions thereof. If Lessee fails to purchase the Leased Property on the designated purchase date in accordance with the terms hereof, such failure shall immediately constitute a Lease Event of Default hereunder. Time is of the essence with regard to Lessee’s obligations under this Section 14.1.
          (d) Any conveyance made to consummate a sale of the Leased Property to Lessee pursuant to this Section 14.1 will cut off and terminate all interests in the Leased Property claimed by, through or under Lessor, including Lessor Liens (including any interests conveyed by Lessor to third parties, even if conveyed in the ordinary course of Lessor’s business, and including any judgment liens established against the Leased Property because of a judgment rendered against Lessor), but not personal obligations of Lessee under this Lease or any of the other Operative Documents (including, without limitation, obligations of Lessee arising under the indemnities in the Participation Agreement, which indemnities will survive any such sale).
          (e) If (contrary to the intent of the parties as expressed in Section 2.4 of the Participation Agreement) it is determined that Lessee is not, under applicable state law as applied to the Operative Documents, the equitable owner of the Leased Property and the borrower from Lessor in a financing arrangement, but rather is a tenant under the Lease with an option to purchase from Lessor as provided in this Section 14.1 or in Section 17.22 (as the case may be, the “Payoff Option”), then the parties intend that the Payoff Option be secured by a lien and security interest against the Leased Property. Accordingly, Lessor does hereby grant to Lessee a lien and security interest against the Leased Property, including all rights, title and interests of

Lessor from time to time in and to the Land and Improvements, for the sole purpose of securing (1) Lessor’s obligation to convey the Leased Property to Lessee if Lessee exercises the Payoff Option and tenders payment of the Purchase Amount to Lessor as provided herein, and (2) Lessee’s right to recover any damages from Lessor caused by a breach of such obligation, including any such breach caused by a rejection or termination of the Payoff Option in any bankruptcy or insolvency proceeding instituted by or against Lessor, as debtor. Lessee may enforce such lien and security interest judicially after any such breach by Lessor, but not otherwise. The foregoing grant shall terminate without further action upon the termination, expiration of the Payoff Option.
     Section 14.2. Sale of Leased Property to Third Party; Return Option.
          (a) Remarketing Obligations. If, 150 days or more prior to the Scheduled Termination Date, Lessee notifies Lessor and Administrative Agent (with a copy to each Lender) in writing of Lessee’s election not to exercise the Purchase Option as set forth in Section 14.1 and not to renew the Basic Lease Term pursuant to Section 14.8 hereof, but instead to remarket the Leased Property (the “Remarketing Option”) then Lessor shall have the right, and Lessee shall have the obligation, as agent for Lessor, during the period commencing on the giving of such notice and ending on the last day of the Basic Lease Term (the “Remarketing Period”), to use its best efforts to obtain bona fide cash bids to purchase the Leased Property from prospective purchasers that are financially capable of purchasing the Leased Property for cash in accordance with the terms of Section 14.5 of this Lease. Upon the request of Lessor and at Lessee’s sole cost and expense, Lessee shall provide Lessor with a written report describing in reasonable detail Lessee’s efforts during the Remarketing Period to obtain bona fide bids for the purchase of the Leased Property, including, without limitation, a list of all brokers retained and Persons approached for the purpose of soliciting bids to purchase the Leased Property. Each of Lessor and Lessee shall notify the other promptly of all bids received prior to the Scheduled Termination Date by Lessor or Lessee, as the case may be, and such notice shall certify the amount of the bid and state the name and address of the bidder.
          (b) Sale of Leased Property to Third Party Buyer. If Lessee has elected the Remarketing Option, then not later than the Scheduled Termination Date, Lessor agrees to sell the Leased Property to the cash bidder submitting the highest bid during the Remarketing Period, in accordance with the terms of Section 14.5 of this Lease, with such changes as are necessary to reflect that the sale was to a third party and not Lessee, provided, however, that (x) any such sale to a third party shall be consummated, and the sales price for the Leased Property shall be tendered to Lessor in immediately available funds, on or before the Scheduled Termination Date; (y) Lessor shall not without the prior written consent of Administrative Agent consummate any proposed sale of the Leased Property if Lessor has not received the amounts, if any, payable by Lessee pursuant to Section 14.4(a); and (z) if the Net Proceeds of the proposed sale of the Leased Property are less than the Lessor Residual Risk Amount as of the date of the proposed sale, then Lessor shall not be obligated to sell the Leased Property and shall have the option to require that Lessee return possession of the Leased Property to Lessor in accordance with Section 14.7. After any such sale with respect to the Leased Property, the provisions of Section 14.4(a) shall apply.

          (c) Return Option. If, 150 days or more prior to the Scheduled Termination Date, Lessee notifies Lessor and Administrative Agent (with a copy to each Lender) in writing of Lessee’s election not to exercise the Purchase Option as set forth in Section 14.1 and not to renew the Basic Lease Term pursuant to Section 14.8 hereof, but instead to return the Leased Property (the “Return Option”), then upon the expiration or earlier termination of the Basic Lease Term, Lessee shall surrender and return the Leased Property in accordance with Section 14.7. The period commencing on the giving of such notice and ending on the last day of the Basic Lease Term shall be referred to herein as the “Return Period”.
     Section 14.3. Signs; Showing. If Lessee has not given timely notice pursuant to Section 14.1 of its intention to purchase the Leased Property on the Scheduled Termination Date, during the Remarketing Period or the Return Period, whichever is applicable, Lessor may, subject to all Applicable Laws, restrictive covenants, rules and regulations and without unreasonably interfering with Lessee’s business operations, (a) place signs in, on and around the Leased Property advertising that the same will be available for rent or purchase, and (b) upon not less than 48 hours prior notice to Lessee, show the Leased Property to prospective lessees or purchasers at such reasonable times during normal business hours as Lessor may elect. During the Remarketing Period or the Return Period, whichever is applicable, Lessee will be responsible for making the Leased Property available for inspection by prospective purchasers and shall promptly, upon notice, permit inspections of the Leased Property and any maintenance records relating to the Leased Property by Lessor, any Lender, or any potential purchasers, during normal business hours or otherwise upon reasonable request. If Lessee has elected the Remarketing Option, then Lessee shall be responsible for hiring one or more brokers, whose services shall be compensated on a commission basis, and shall otherwise do all things necessary to sell and deliver possession of the Leased Property to any purchaser and all such marketing fees, commissions, costs and expenses of the Leased Property shall be included among the deductions set forth in clause (ii) of the definition of Net Proceeds.
     Section 14.4. End of Term Adjustment.
          (a) Third Party Sale of Leased Property. This Section 14.4(a) shall apply only if a sale of the Leased Property to a third party has been consummated on or before the Scheduled Termination Date. If the Net Proceeds (as hereinafter defined) received in connection with a sale of the Leased Property are less than the Lease Balance as of such date, then Lessee shall, on such date prior to the consummation of such sale, pay to Lessor, as an adjustment to the Basic Rent payable under this Lease, by wire transfer of immediately available federal funds, an amount equal to such deficiency (a “Deficiency”) as an adjustment to the Rent payable under this Lease, plus the other Basic Rent, if any, due and payable on such date, plus any Supplemental Rent then due and owing to Lessor hereunder; provided, however, that if all of the Limited Lessee Risk Conditions (as hereinafter defined) have been satisfied, the amount of the Deficiency payable by Lessee shall not exceed the then applicable Lessee Obligation; otherwise, if any Limited Lessee Risk Condition is not satisfied, Lessee shall make the payments specified under Section 14.4(b)(ii) hereof. If the Net Proceeds of such a sale exceed the applicable Lease Balance and Lessee shall have paid to Lessor all Rent owing by Lessee herewith, then concurrently with such sale Lessor shall pay to Lessee by wire transfer of immediately available funds an amount equal to such excess, as an adjustment to the Basic Rent payable under this Lease; provided, however, that Lessor shall have the right to offset against such adjustment payable by Lessor any amounts then due and payable from Lessee to Lessor or any Indemnified Party hereunder.
          (b) Lessee Obligation. If a sale of the Leased Property to a third party has not been consummated on or prior to the Scheduled Termination Date for any reason, then on the Scheduled Termination Date, Lessee shall pay to Lessor, by wire transfer of immediately available funds to Administrative Agent, as an adjustment to the Rent payable under this Lease for the Leased Property (the “End of Term Adjustment”), an amount equal to (i) if all of the Limited Lessee Risk Conditions have been satisfied as of such Scheduled Termination Date, Lessee Obligation and (ii) if one or more of the Limited Lessee Risk Conditions have not been satisfied as of such Scheduled Termination Date, the Lease Balance, plus, in either case, the Basic Rent due and payable on the Scheduled Termination Date, plus all Supplemental Rent then due and owing for the Leased Property, and Lessee shall promptly vacate the Leased Property and surrender and return the Leased Property to Lessor upon the Scheduled Termination Date in accordance with the provisions of this Lease, including Section 14.7 hereof. In such event, if Lessor shall subsequently sell the Leased Property to a third party after the Lease Termination Date, Lessor shall retain the full amount of the sales proceeds thereof.
          (c) Applicable Definitions. As used in this Section 14, the term “Net Proceeds” means, upon the sale of all of the Leased Property to one or more third parties, the net amount of the cash proceeds actually received from such sale, after deducting from the gross proceeds of such sale (i) all sales taxes and other taxes (excluding any net income or profit taxes on or measured by Lessor’s income) as may be applicable to the sale or transfer of the Leased Property, (ii) all fees, costs and expenses of the Sale Transaction (as hereinafter defined) incurred by Lessor, Administrative Agent, any Lender or by Lessee, as Lessor’s agent, unless separately paid or reimbursed by Lessee, and (iii) any other amounts for which, if not paid, Lessor would be liable or which, if not paid, would constitute a Lien on the Leased Property. For purposes of the foregoing, the term “Sale Transaction” means the sale or transfer of the Leased Property in accordance with Section 14.2 hereof. As used in this Section 14, “Limited Lessee Risk Conditions” means, collectively, the following: (A) no Lease Default (other than a Lease Default that would, with the giving of notice or passing of time or both, become a Limiting Event) or Lease Event of Default (other than a Limiting Event) shall have occurred and be continuing hereunder; (B) Lessee has not exercised its purchase options under Sections 14.1 or 17.22 hereof; (C) either (x) a sale to a third party of the Leased Property has been consummated and Lessor has received the Net Proceeds plus payment of Lessee Obligation and any Supplemental Rent then due and owing hereunder with respect to the Leased Property, or (y) a sale to a third party of the Leased Property has not been consummated, Lessee has vacated the Leased Property and surrendered and returned the Leased Property to Lessor in the condition required by Section 14.7 hereof, and Lessor has received, payment of Lessee Obligation and any Supplemental Rent then due and owing hereunder with respect to the Leased Property; (D) this Lease has not been terminated prior to the Scheduled Termination Date (except solely by reason of Lessor’s exercise of remedies solely because of a Limiting Event); and (E) the Leased Property is free and clear of all Liens other than the Lien of the Mortgage and Lessor Liens.

     Section 14.5. Purchase Procedure.
          (a) In the event of the purchase of the Leased Property by Lessee pursuant to any provision of this Lease or by a third party pursuant to Section 14.2 hereof, the terms and conditions of this Section 14.5 shall apply.
          (b) On the closing date fixed for the purchase of the Leased Property:
               (i) The required purchase price (which in the case of a purchase by Lessee will equal the Purchase Amount) shall be paid to Administrative Agent, in lawful money of the United States in immediately available funds, at Administrative Agent’s address hereinabove stated or at any other place in the United States which Administrative Agent may designate;
               (ii) Lessor shall execute and deliver to Lessee good and sufficient deeds warranting title only against Lessor Liens and such other instrument or instruments as may be appropriate, which shall transfer the Leased Property including, without limitation, any rights of Lessor against any party through whom Lessor derived its title to the Leased Property subject to (A) any encumbrances existing on the Closing Date, (B) Permitted Liens, (C) all liens, encumbrances, charges, exceptions and restrictions attaching to the Leased Property after the Closing Date (other than Lessor Liens), and (D) Applicable Laws, but in any event, in each case free and clear of all Lessor Liens provided that the Leased Property shall be conveyed “AS IS, WHERE IS” and its then present physical condition;
               (iii) All out of pocket costs and charges incident to such transfer, including but not limited to all transfer taxes, recording fees, title insurance premiums, reasonable attorneys fees and federal, state and local taxes, (but not including Excluded Taxes) of Lessor, Administrative Agent and the Lenders will be paid from sale proceeds and deducted in computing Net Proceeds;
               (iv) Lessee shall pay to Administrative Agent all Basic Rent, and to Administrative Agent or whichever party is entitled thereto all Supplemental Rent, Breakage Costs, if any, and other sums payable by Lessee under this Lease or under any other Operative Document, due and payable through the date Lessee purchases the Leased Property; and
               (v) Except as otherwise provided herein, this Lease shall terminate and be of no further force and effect with respect to the Leased Property following satisfaction of the foregoing and the applicable provisions hereof.
     Section 14.6. Essence of the Lease; Interpretation. The provisions of Sections 13.2, 14 and 17.22 are of the essence of this Lease, and time is of the essence for payment and performance of the obligations of Lessee set forth therein.
     Section 14.7. Surrender and Return.
          (a) Upon the expiration or earlier termination of the Basic Lease Term, and provided that Lessee, if so entitled, has not exercised its option to purchase the Leased Property or renew this Lease pursuant to Section 14.8 hereof or if Lessor shall have elected to require

Lessee to return the Leased Property pursuant to Section 14.2(b) or if Lessee shall have elected to return the Leased Property pursuant to Section 14.2(c), then Lessee shall peaceably leave and surrender and return the Leased Property to Lessor (the “Surrender Obligation”) in good condition, ordinary wear and tear excepted, and in compliance with the provisions of this Lease. Lessee shall remove from the Leased Property on or prior to such expiration or earlier termination all property situated thereon which is not the property of Lessor, and the Leased Property shall be broom clean and Lessee shall repair any damage caused by such removal. Property not so removed shall become the property of Lessor, and Lessor may cause such property to be removed from the Leased Property and disposed of, and Lessee shall pay the reasonable cost of any such removal and disposition and of repairing any damage caused by such removal.
          (b) Except for surrender upon the expiration or earlier termination of the Basic Lease Term hereof, no surrender to Lessor of this Lease or of the Leased Property shall be valid or effective unless agreed to and accepted in writing by Lessor.
          (c) Without limiting the generality of the foregoing, upon the surrender and return of the Leased Property to Lessor pursuant to this Section 14.7, the Leased Property shall be (i) capable of being immediately utilized by a third-party purchaser or third-party lessee without further inspection, repair, replacement, alterations or improvements, licenses, permits, or approvals, except for any of the foregoing required solely by virtue of the change in ownership (other than to Lessor or Administrative Agent), use or occupancy of the Leased Property, (ii) in accordance and compliance with all Applicable Laws including, without limitation, any of the foregoing required by virtue of a change in ownership, use or occupancy of the Leased Property other than to Lessee, and (iii) free and clear of any Lien. Until the Leased Property has been surrendered and returned to Lessor in accordance with the provisions of this Section 14.7 and subject to Article XIII hereof, Lessee shall continue to pay Lessor all Basic Rent and Supplemental Rent due hereunder.
          (d) After receipt of notice of Lessee’s exercise of the Remarketing Option or the Return Option, Lessor or Administrative Agent an environmental assessment of the Leased Property dated not later than forty-five (45) days prior to the scheduled date of such surrender and return. Such environmental assessment shall be prepared by an independent environmental consultant selected by Lessor, shall be in form, detail and substance reasonably satisfactory to Lessor, and shall otherwise indicate the environmental condition of the Leased Property to be the same as described in the related Environmental Audit, and if such environmental assessment reveals the need for additional review or testing, then Lessee shall pay for the cost of such report and any additional review and provide all such additional information or environmental assessments as are recommended and, subject to Section 5.1(h) of the Participation Agreement, perform any remediation recommended therein, and provide evidence of compliance with Section 14.7(c)(ii) above to Lessor and Lenders. If such report does not recommend any additional review as testing, then Lessee shall not be obligated to pay for the report as a cost in addition to the payment required of Lessee by Section 14.4(b).
          (e) Lessee acknowledges and agrees that a breach of any of the provisions of this Section 14.7 may result in damages to Lessor that are difficult or impossible to ascertain and that may not be compensable at law. Accordingly, upon application to any court of equity having jurisdiction over the Leased Property or Lessee, Lessor shall be entitled to a decree against Lessee requiring specific performance of the covenants of Lessee set forth in this Section 14.7.
          (f) Upon the request of Lessor, Lessee shall continue to maintain its insurance policies for the Leased Property, to the extent permitted by such policies, provided that Lessor pays or reimburses Lessee for the pro rata cost thereof.
     Section 14.8. Renewal. Subject to the conditions set forth herein, Lessee may, by written notice to Lessor and Administrative Agent given not later than 150 days and not earlier than twelve (12) months, prior to the Scheduled Termination Date, give notice that Lessee shall renew this Lease subject to the consent of Lessee and the Lenders, which consent may be withheld in their sole discretion, for a term and upon conditions mutually agreeable to Lessee and such parties. No later than the date that is forty five (45) days after the date the request to renew has been delivered to each of Lessor and Administrative Agent, Administrative Agent will notify Lessee whether or not Lessor and the Lenders consent to such renewal request (which consent, may be granted or denied in their sole discretion, and may be conditioned on such conditions precedent as may be specified by such parties). If Administrative Agent fails to respond within such time frame, such failure shall be deemed to be a rejection of such request. If Administrative Agent notifies Lessee that Lessor and the Lenders have consented to such renewal, such renewal shall be effective upon agreement by Lessee and such parties in writing prior to the date upon which such renewal becomes effective of terms and conditions mutually agreeable. A failure of the parties to reach agreement on such renewal 90 days prior to the applicable Scheduled Termination Date shall constitute and be deemed an election by Lessee to purchase the Leased Property pursuant to Section 14.1 hereof.
ARTICLE XV
LESSEE’S EQUIPMENT
     After any repossession of the Leased Property (whether or not this Lease has been terminated), Lessee, at its expense and so long as the removal of Lessee’s trade fixtures, personal property and equipment shall not result in a violation of Applicable Law, shall, within a reasonable time after such repossession or within sixty (60) days after Lessee’s receipt of Lessor’s written request (whichever shall first occur), remove all of Lessee’s trade fixtures, personal property and equipment from the Leased Property (to the extent that the same can be readily removed from the Leased Property without causing material damage to the Leased Property); provided, however, that Lessee shall not remove any such fixtures that constitute Leased Property (or that constitute a replacement of Leased Property). Any of Lessee’s trade fixtures, personal property and equipment not so removed by Lessee within such period shall be considered abandoned by Lessee, and title thereto shall without further act vest in Lessor, and may be appropriated, sold, destroyed or otherwise disposed of by Lessor without notice to Lessee and without obligation to account therefor and Lessee will pay Lessor, upon written demand, all reasonable costs and expenses incurred by Lessor in removing, storing or disposing of the same and all costs and expenses incurred by Lessor to repair any damage to the Leased Property caused by such removal. Lessee will immediately repair at its expense all damage to the Leased Property caused by any such removal (unless such removal is effected by Lessor, in which event Lessee shall pay all reasonable costs and expenses incurred by Lessor for such repairs). Lessor shall have no liability in exercising Lessor’s rights under this Article XV, nor shall Lessor be responsible for any loss of or damage to Lessee’s personal property and equipment.
ARTICLE XVI
RIGHT TO PERFORM FOR LESSEE
     If a Lease Event of Default results from any failure of Lessee to perform or comply with any of its agreements contained herein, then so long as such Lease Event of Default continues, Lessor may perform or comply with such agreement, and Lessor shall not thereby be deemed to have waived any default caused by such failure, and all expenses of Lessor (including reasonable attorney’s fees and expenses) incurred in connection with such performance or compliance with such agreement, as the case may be, shall be deemed Supplemental Rent, payable by Lessee to Lessor within thirty (30) days after written demand therefor.
ARTICLE XVII
MISCELLANEOUS
     Section 17.1. Reports. To the extent required under Applicable Law and to the extent it is reasonably practical for Lessee to do so, Lessee shall prepare and file in timely fashion, or, where such filing is required to be made by Lessor or it is otherwise not reasonably practical for Lessee to make such filing, Lessee shall prepare and deliver to Lessor (with a copy to Administrative Agent) within a reasonable time prior to the date for filing and Lessor shall file, any material reports with respect to the condition or operation of the Leased Property that shall be required to be filed with any Governmental Authority.
     Section 17.2. Binding Effect; Successors and Assigns; Survival. The terms and provisions of this Lease, and the respective rights and obligations hereunder of Lessor and Lessee, shall be binding upon their respective successors, legal representatives and assigns (including, in the case of Lessor, any Person to whom Lessor may transfer the Leased Property or any interest therein in accordance with the provisions of the Operative Documents), and inure to the benefit of their respective permitted successors and assigns, and the rights hereunder of Administrative Agent shall inure (subject to such conditions as are contained herein) to the benefit of their respective permitted successors and assigns. Lessee hereby acknowledges that Lessor has assigned all of its right, title and interest to, in and under this Lease to Administrative Agent, and that all of Lessor’s rights hereunder may be exercised by Administrative Agent and that Administrative Agent is an express third party beneficiary hereof.
     Section 17.3. Quiet Enjoyment. Lessor covenants that it will not interfere in Lessee’s or any of its permitted sublessees’ quiet enjoyment of the Leased Property in accordance with this Lease during the Basic Lease Term, so long as no Lease Event of Default has occurred and is continuing. Such right of quiet enjoyment is independent of, and shall not affect, Lessor’s rights otherwise to initiate legal action to enforce the obligations of Lessee under this Lease.
     Section 17.4. Notices. Unless otherwise specified herein, all notices, offers, acceptances, rejections, consents, requests, demands or other communications to or upon the respective parties hereto shall be in writing and shall be deemed to have been given as set forth in Section 8.2 of the Participation Agreement. All such notices, offers, acceptances, rejections, consents, requests, demands or other communications shall be addressed as follows or to such other address as any of the parties hereto may designate by written notice:
If to Lessor:
BTMU Capital Corporation
111 Huntington Avenue
Boston, MA 02199
Attn: Senior Vice President – Portfolio Servicing
Phone: 617-345-5727
Fax: 617-345-1444
Email: cbehan@btmucc.com
If to Lessee:
Lennox Procurement Company Inc.
2140 Lake Park Boulevard
Richardson, TX 75080
Attn: Gregg Moseman
Phone: 972-497-6935
Fax: 972-497-6940
Email: gregg.moseman@lennoxintl.com
     If to any other party to the Transaction, to the address provided in the Participation Agreement.
     Section 17.5. Severability. Any provision of this Lease that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and Lessee shall remain liable to perform its obligations hereunder except to the extent of such unenforceability. To the extent permitted by Applicable Law, Lessee hereby waives any provision of law that renders any provision hereof prohibited or unenforceable in any respect .
     Section 17.6. Amendment; Complete Agreements. Neither this Lease nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, except by an instrument in writing signed by Lessor and Lessee in accordance with the provisions of Section 8.4 of the Participation Agreement. This Lease, together with the other Operative Documents, is intended by the parties as a final expression of the lease financing agreement and as a complete and exclusive statement of the terms thereof, all negotiations, considerations and representations between the parties having been incorporated herein and therein. No course of prior dealings between the parties or their officers, employees, agents or Affiliates shall be relevant or admissible to supplement, explain, or vary any of the terms of this Lease or any other Operative Document. Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement between the parties or their Affiliates shall not be relevant or admissible to determine the meaning of any of the terms of this Lease or any other Operative Document. No representations, undertakings, or agreements have been made or relied upon in the making of this Lease other than those specifically set forth in the Operative Documents.
     Section 17.7. Construction. This Lease shall not be construed more strictly against any one party, it being recognized that both of the parties hereto have contributed substantially and materially to the preparation and negotiation of this Lease.
     Section 17.8. Headings. The Table of Contents and headings of the various Articles and Sections of this Lease are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.
     Section 17.9. Counterparts. Lease may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.
     Section 17.10. GOVERNING LAW.
          (a) THIS LEASE SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, EXCEPT AS TO MATTERS RELATING TO THE CREATION OF THE LEASEHOLD ESTATE HEREUNDER, AND THE EXERCISE OF RIGHTS AND REMEDIES WITH RESPECT THERETO, WHICH SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE IN WHICH SUCH ESTATE IS LOCATED.
          (b) ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS LEASE OR ANY OTHER OPERATIVE DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF LESSEE, GUARANTOR OR LESSOR SHALL BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK, NEW YORK COUNTY OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY PROPERTY MAY BE BROUGHT, AT THE OPTION OF LESSOR OR ADMINISTRATIVE AGENT ACTING AT THE DIRECTION OF THE REQUIRED LENDERS, IN THE COURTS OF ANY JURISDICTION WHERE SUCH PROPERTY MAY BE FOUND. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH

PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT EACH PARTY HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS LEASE AND THE OTHER OPERATIVE DOCUMENTS.
          (c) EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS LEASE OR ANY OTHER OPERATIVE DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OTHER PARTY HERETO. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH SUCH PARTY ENTERING INTO THIS LEASE AND THE OTHER OPERATIVE DOCUMENTS.
     Section 17.11. Discharge of Lessee’s Obligations by its Affiliates. Lessor agrees that performance of any of Lessee’s obligations hereunder by one or more of Lessee’s Affiliates or one or more of Lessee’s sublessees of the Leased Property or any part thereof shall constitute performance by Lessee of such obligations to the same extent and with the same effect hereunder as if such obligations were performed by Lessee, but no such performance shall excuse Lessee from any obligation not performed by it or on its behalf under the Operative Documents.
     Section 17.12. Liability of Lessor Limited. The liability of each of Lessor and its Affiliates and their respective officers, directors, employees or agents, individually and personally, with respect to the performance of any obligation under this Lease and under the Operative Documents is limited as set forth in Section 8.10 of the Participation Agreement, the provisions of which are hereby incorporated by reference as if fully set forth herein.
     Section 17.13. Estoppel Certificates. Lessee agrees that at any time and from time to time during the Basic Lease Term, it will promptly, but in no event later than fifteen (15) days after request by Lessor, execute, acknowledge and deliver to Lessor, Administrative Agent, or to any prospective purchaser (if such prospective purchaser has signed a commitment or letter of intent to purchase the Leased Property or any part thereof or any Note), assignee or mortgagee or third party designated by such other party, a certificate stating (a) that this Lease is unmodified and in force and effect (or if there have been modifications, that this Lease is in force and effect as modified, and identifying the modification agreements); (b) the date to which Basic Rent has been paid; (c) whether or not there is any existing default by Lessee in the payment of Basic Rent or any other sum of money hereunder, and whether or not there is any other existing default by either party with respect to which a notice of default has been served, and, if there is any such default, specifying the nature and extent thereof; (d) whether or not, to the knowledge of the signer after due inquiry and investigation, there are any setoffs, defenses or counterclaims against enforcement of the obligations to be performed hereunder existing in favor of the party executing such certificate and (e) other items that may be reasonably requested; provided that no such certificate may be requested unless the requesting party has a good faith reason for such request.
     Section 17.14. No Joint Venture. Any intention to create a joint venture or partnership relation between Lessor and Lessee is hereby expressly disclaimed.
     Section 17.15. No Accord and Satisfaction. The acceptance by Lessor of any sums from Lessee (whether as Basic Rent or otherwise) in amounts which are less than the amounts due and payable by Lessee hereunder is not intended, nor shall be construed, to constitute an accord and satisfaction of any dispute between Lessor and Lessee regarding sums due and payable by Lessee hereunder, unless Lessor specifically deems it as such in writing.
     Section 17.16. No Merger. In no event shall the leasehold interests, estates or rights of Lessee hereunder, or of the holder of any Notes secured by a security interest in this Lease, merge with any interests, estates or rights of Lessor in or to the Leased Property, it being understood that such leasehold interests, estates and rights of Lessee hereunder, and of the holder of any Notes secured by a security interest in this Lease, shall be deemed to be separate and distinct from Lessor’s interests, estates and rights in or to the Leased Property, notwithstanding that any such interests, estates or rights shall at any time or times be held by or vested in the same person, corporation or other entity.
     Section 17.17. Survival. The obligations of Lessee to be performed under this Lease on or prior to the Termination Date and the obligations of Lessee arising or accruing on or prior to the Termination Date pursuant to Article III, Articles X, XI, XIII, Sections 14.2, 14.3, 14.4, 14.5, 14.7, Articles XV, and XVI, and Sections 17.10, 17.12 and 17.19 shall survive the expiration or termination of this Lease. The extension of any applicable statute of limitations by Lessor, Lessee, Administrative Agent or any Indemnitee shall not affect such survival.
     Section 17.18. Chattel Paper. To the extent that this Lease constitutes chattel paper (as such term is defined in the Uniform Commercial Code in any applicable jurisdiction), no security interest in this Lease may be created through the transfer or possession of any counterpart other than the original counterpart, which shall be identified as the original counterpart by the receipt of Administrative Agent.
     Section 17.19. Time of Essence. Time is of the essence of this Lease.
     Section 17.20. Recordation of Lease. Lessee will, at its expense, cause this Lease or memorandum of lease (if permitted by Applicable Law) to be recorded in the proper office or offices in the State of Texas.
     Section 17.21. Investment of Security Funds. Any amounts not payable to Lessee pursuant to any provision of Article VIII, X or XIV or this Section 17.21 solely because a Lease Event of Default shall have occurred and be continuing shall be held by Lessor as security for the obligations of Lessee under this Lease and the Participation Agreement. At such time as no Lease Event of Default shall be continuing, such amounts, net of any amounts previously applied to Lessee’s obligations hereunder or under the Participation Agreement, shall be paid to Lessee. Any such amounts which are held by Lessor or Administrative Agent pending payment to Lessee shall until paid to Lessee, as provided hereunder or, as long as the Credit Agreement is in effect, until applied against Lessee’s obligations herein and under the Participation Agreement or distributed to Lessee as provided herein be invested by Administrative Agent or Lessor, as the case may be as directed from time to time in writing by Lessee (provided, however, if a Lease Event of Default has occurred and is continuing it will be directed by Required Lenders or, if the Funded Amounts have been fully paid, Lessor) and at the expense and risk of Lessee, in Permitted Investments. Any gain (including interest received) realized as the result of any such investment (net of any fees, commissions and other expenses, if any, incurred in connection with such investment) shall be applied in the same manner as the principal invested.
     Section 17.22. Early Termination Option.
          (a) So long as no Lease Default or Lease Event of Default has occurred and is continuing hereunder, at any time during the Basic Lease Term, Lessee may give Lessor, the Lenders and Administrative Agent an irrevocable written notice (the “Early Termination Notice”) of Lessee’s intention to terminate this Lease and purchase the Leased Property pursuant to this Section 17.22. Such notice shall (i) refer specifically to this Section 17.22, (ii) state that Lessee shall purchase the Leased Property in accordance with the provisions of Section 14.5 hereof by paying to Lessor the Purchase Amount due on the date set forth in clause (iii), and (iii) specify the date for such purchase, which shall be the first Payment Date no less than 30 nor more than 90 days after the date of delivery the Purchase Notice, but in any event shall not be later than the Termination Date. Upon such election, Lessee shall purchase the Leased Property in accordance with the provisions of Section 14.5 hereof on such purchase date at such purchase price.
          (b) If Lessee has elected to purchase the Leased Property in accordance with paragraph (a), on the date of purchase, Lessee shall pay in cash or immediately available federal funds, as the purchase price therefor, an amount equal to the Purchase Amount.
          (c) Upon payment of the Purchase Amount, this Lease shall terminate and the Leased Property shall be conveyed to Lessee pursuant to Section 14.5 hereof and in accordance with the terms and conditions thereof. If Lessee fails to purchase the Leased Property on the designated purchase date in accordance with the terms hereof, such failure shall immediately constitute a Lease Event of Default hereunder. Time is of the essence with regard to Lessee’s obligations under this Section 17.22.
[balance of page left blank/signatures follow]

     IN WITNESS WHEREOF, the undersigned have each caused this Lease Agreement to be duly executed and delivered and attested by their respective officers thereunto duly authorized as of the day and year first above written.

BTMU CAPITAL CORPORATION, as Lessor

By:	/s/ Cheryl A. Behan
Name: Cheryl A. Behan
Title: Senior Vice President

LENNOX PROCUREMENT COMPANY INC.,
as Lessee

By:	/s/ Gregory A. Moseman
Name: Gregory A. Moseman
Title: Assistant Treasurer

APPENDIX A
to
Participation Agreement,
Lease and Credit Agreement
DEFINITIONS AND INTERPRETATION
     A. Interpretation. In each Operative Document, unless a clear contrary intention appears:
     (i) the singular number includes the plural number and vice versa;
     (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Operative Documents, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;
     (iii) reference to any gender includes each other gender;
     (iv) reference to any agreement (including any Operative Document), document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Operative Documents and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;
     (v) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;
     (vi) reference in any Operative Document to any Article, Section, Appendix, Schedule or Exhibit means such Article or Section thereof or Appendix, Schedule or Exhibit thereto;
     (vii) “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to an Operative Document as a whole and not to any particular Article, Section or other provision hereof;
     (viii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;
     (ix) “or” is not exclusive; and

     (x) relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”.
     B. Accounting Terms. In each Operative Document, unless expressly otherwise provided, accounting terms shall be construed and interpreted, and accounting determinations and computations shall be made, in accordance with GAAP.
     C. Conflict in Operative Documents. If there is any conflict between any Operative Documents, such Operative Document shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, the Participation Agreement shall prevail and control.
     D. Legal Representation of the Parties. The Operative Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring the Operative Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.
     E. Defined Terms. Unless a clear contrary intention appears, terms defined herein have the respective indicated meanings set forth below when used in each Operative Document:
     “Acceleration” is defined in Section 4.3(b) of the Credit Agreement.
     “Actual Knowledge” by a Person or Persons with respect to the occurrence or non-occurrence of an event, means knowledge of such occurrence or non-occurrence by the officer of such Person or Persons in the best organizational position to have such knowledge.
     “Additional Payment” means an amount equal to Eight Hundred Twenty Four Thousand Fifty Nine and 89/100 ($824,059.89).
     “Address” means with respect to any Person, its address set forth in Schedule 8.2 to the Participation Agreement or such other address as it shall have identified to the parties to the Participation Agreement in writing.
     “Adjusted EBITDA” means, for any period (the “Subject Period”), the sum of (a) EBITDA plus (b), to the extent not included in EBITDA, all Acquired EBITDA (as defined below). If at any time during the Subject Period the Guarantor or any Subsidiary shall have made any Material Disposition (as defined below), the Adjusted EBITDA for such Subject Period shall be reduced by an amount equal to the Adjusted EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Subject Period or increased by an amount equal to the Adjusted EBITDA (if negative) attributable thereto for such Subject Period. The term “Material Disposition” means any disposition of all of the Equity Interests in any Subsidiary or all or substantially all of the assets of any Subsidiary that yields gross proceeds to the Guarantor or any of its Subsidiaries in excess of $25,000,000. The term “Acquired EBITDA” means, with respect to any Person acquired, or substantially all of whose assets have been acquired, by the Guarantor or any Subsidiary during the Subject Period (herein a “Target”), the total of the following for the portion of the Subject Period prior to the acquisition of such Person or its assets (the “Test Period”) determined on a consolidated basis in accordance with GAAP consistently applied from financial statements audited by a certified public accountant satisfactory to the Revolver Administrative Agent and covering the Test Period (provided that audited financial statements are not required if the annual earnings before interest, taxes, depreciation and amortization of the Target for the completed twelve month period prior to its acquisition is less than $5,000,000, calculated in the same manner as set forth in the definition of Acquired EBITDA but for such twelve month period) and otherwise on a basis acceptable to the Administrative Agent:
     (i) the consolidated net income (or net loss) of the Target from operations, excluding the following:
(a)	the proceeds of any life insurance policy;

(b)	any gain arising from (1) the sale or other disposition of any assets (other than current assets) to the extent that the aggregate amount of gains exceeds the aggregate amount of losses from the sale, abandonment or other disposition of assets (other than current assets), (2) any write–up of assets, or (3) the acquisition by the Target of its outstanding securities constituting Indebtedness;

(c)	any amount representing the interest of the Target in the undistributed earnings of any other Person;

(d)	any earnings of any other Person accrued prior to the date it becomes a Subsidiary of the Target or is merged into or consolidated with the Target or a Subsidiary of the Target and any earnings, prior to the date of acquisition, of any other Person acquired in any other manner; and

(e)	any deferred credit (or amortization of a deferred credit) arising from the acquisition of any Person; plus
     (ii) the sum of (a) any deduction for (or less any gain from) income or franchise taxes included in determining such consolidated net income (or loss); plus (b) Interest Expenses deducted in determining such consolidated net income (or loss); plus (c) amortization and depreciation expense deducted in determining such consolidated net income (or loss) plus (d) any non–recurring and non–cash charges resulting from the application of GAAP that requires a charge against earnings for the impairment of goodwill to the extent not already added back or not included in determining such consolidated net income (or loss), all calculated without duplication; minus,
     (iii) to the extent added in computing such consolidated net income (or loss), all income that has been included in the calculation of such net income for such period that will be eliminated in the future after the acquisition of such Target, as approved by the Administrative Agent.
     “Administrative Agent” means MHCB (USA) Leasing and Finance Corporation, a New York corporation, in its capacity as such under the Operative Documents, and any successor Administrative Agent appointed pursuant thereto.

     “Affiliate” of any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise, provided (but without limiting the foregoing) that no pledge of voting securities of any Person without the current right to exercise voting rights with respect thereto shall by itself be deemed to constitute control over such Person.
     “After-Tax Basis” means, with respect to any payment to be received (in the definition, the “Initial Payment”), the amount of such Initial Payment increased so that, after deduction of the amount of all Taxes (other than Excluded Taxes) withheld from, imposed upon or otherwise required to be paid by the recipient with respect to the receipt or accrual of such amounts (in this definition, the “Relevant Taxes”), such increased payment (after such deductions) is equal to the Initial Payment otherwise required to be made; provided, however, for the purposes of this definition, and for purposes of any payment to be made to either Lessee or an Indemnitee on an after-tax basis, it shall be assumed that federal, state and local income taxes are payable at the highest combined marginal federal and state statutory income tax rate (taking into account the deductibility of state income taxes for federal income tax purposes) applicable to corporations from time to time.
     “Alterations” is defined in Section 6.2 of the Lease.
     “Alternative Rate” means, for any period, an interest rate per annum equal to the Prime Rate (calculated for any period on the basis of the actual number of days elapsed during such period and a 365-days (or 366-day, if appropriate) year)).
     “Applicable Law” means all existing and future applicable laws (including Environmental Laws), rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by, any Governmental Authority, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including those pertaining to health, safety or the environment (including, without limitation, wetlands) and those pertaining to the construction, use or occupancy of the Leased Property) and any restrictive covenant or deed restriction or easement of record affecting the Leased Property, and additionally, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, permit, approval, authorization, license or variance, order or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, the Securities Act, the Securities Exchange Act, Regulations T, U and X.
     “Applicable Margin”, with respect to interest on the Loan and Yield on the Equity Investment, shall mean the applicable basis point spread set forth below corresponding to the Debt to Adjusted EBITDA Ratio of Guarantor in effect as of the most recent Calculation Date:

			Applicable
		Applicable	Margin on
		Margin on	Equity
Pricing	Debt to Adjusted	Notes	Investment
Level	EBITDA Ratio	(basis points)	(basis points)
I	Less than or equal to 1.00 to 1.00	75	150
II	Less than or equal to 1.50 to 1.0 but greater than 1.00 to 1.0	82.5	150
III	Less than or equal to 2.00 to 1.0 but greater than 1.50 to 1.0	90	200
IV	Less than or equal to 2.50 to 1.0 but greater than 2.00 to 1.0	98	275
V	Less than 3.00 to 1.00 but greater than 2.50 to 1.0	110	300
VI	Greater than 3.00 to 1.00	125	325
     The Applicable Margin for interest on the Loan and Yield on the Equity Investment shall, in each case, be determined and adjusted as of each Calculation Date. Each Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. The initial Applicable Margin, in each case, shall be based on Pricing Level II (as shown above) and shall remain at Pricing Level II until the first Calculation Date after the Closing Date and, thereafter, the Pricing Level shall be determined as set forth herein.
     “Appraisal” means an Appraisal as defined in Section 3.1 of the Participation Agreement and which complies with 12 C.F.R.¶ 323 et seq. and FIRREA.
     “Appraiser” means an MAI appraiser satisfactory to each Lender and Lessor and which Appraiser complies with 12 C.F.R.¶ 323 et seq.
     “Appurtenant Rights” is defined in Section 1 of the Memorandum of Lease.
     “Assignment of Lease” means the Assignment of Lease dated as of the Closing Date, from Lessor to Administrative Agent.
     “Assignment of Guaranty” means the Assignment of Guaranty, dated as of the Closing Date, from Lessor to Administrative Agent, and consented to by Guarantor.
     “Assignment of Purchase Agreement” means the Assignment of Purchase Agreement dated as of the Closing Date from Buyer to Lessor.
     “Awards” means any award or payment received by or payable to Lessor or Lessee on account of any Condemnation or Significant Condemnation (less the actual costs, fees and expenses incurred in the collection thereof, for which the Person incurring the same shall be reimbursed from such award or payment).
     “Bankruptcy Laws” means Title 11 of the United States Code or any other Federal or state bankruptcy, insolvency or similar law, now or hereafter in effect in the United States relating to bankruptcy, insolvency, reorganization winding up or adjustment of debts of any Person.
     “Basic Rent” is defined in Section 2.3 of the Lease.

     “Basic Lease Term” is defined in Section 2.2 of the Lease.
     “Board of Directors”, with respect to a corporation, means either the Board of Directors or any duly authorized committee of that Board which pursuant to the by-laws of such corporation has the same authority as that Board as to the matter at issue.
     “Breakage Costs” means all losses, costs or expenses sustained or incurred by Lessor or any Lender as a consequence of (i) the failure of Lessor to complete any borrowing on the Closing Date, (ii) any payment, prepayment or conversion of any borrowing or Rent required by any provision of the Credit Agreement, the Participation Agreement or otherwise (and whether by reason of an Event of Default or otherwise) made or deemed to be made on a date other than a Payment Date or other than in an amount, if any, specified as regularly scheduled payments on the Lease Balance pursuant to the terms of the Operative Documents, (iii) any default in payment or prepayment of the principal amount of any borrowing or Rent or any part thereof, as and when due or payable (at the due date thereof, whether by scheduled maturity, acceleration or otherwise) including, without limitation, all losses, costs or expenses incurred by reason of the termination in whole or in part of any Interest Rate Swap Agreement or of any hedging arrangement entered into or the liquidation or reemployment of deposits or other funds acquired by Lessor or a Lender to fund or maintain its portion of such borrowing or such Rent (or its funding, or its participation in the funding thereof) and (iv) any modification of an Interest Rate Swap Agreement because of a change in the Pricing Level.
     “Business Day” means any day other than a Saturday, Sunday or other day on which banks are required or authorized to be closed for business in the New York, New York, Dallas, Texas or Boston, Massachusetts, or on which dealings or exchange operations in respect of U.S. Dollar deposits are not conducted by and between banks in the London interbank eurodollar market.
     “Buyer” means Lennox Industries Inc., an Iowa corporation.
     “Calculation Date” means the last day of each fiscal year of Guarantor, commencing with the fiscal year ending on December 31, 2006.
     “Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
     “Casualty” means an event of damage or casualty relating to all or part of any Leased Property that does not constitute a Significant Casualty.
     “Claims” means liabilities, obligations, damages, losses, demands, penalties, fines, claims, actions, suits, judgments, proceedings, settlements, utility charges, costs, expenses and disbursements (including, without limitation, reasonable legal fees and expenses) of any kind and nature whatsoever.
     “Closing Date” means June 22, 2006, the date upon which such Land and Leased Property is acquired by Lessor and the Loans and Equity Investment are made pursuant to the Participation Agreement and the other Operative Documents.

     “Code” means the Internal Revenue Code of 1986, as amended.
     “Condemnation” means any condemnation, requisition, confiscation, seizure or other taking or sale of the use, occupancy or title to the Leased Property or any part thereof in, by or on account of any actual eminent domain proceeding or other action by any Governmental Authority or other Person under the power of eminent domain or otherwise or any transfer in lieu of or in anticipation thereof. A Condemnation shall be deemed to have “occurred” on the earliest of the dates that use, occupancy or title is taken.
     “Consolidated Indebtedness” means, as of any date of determination, all Indebtedness and all Receivable Securitization Outstandings of Guarantor and its Subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between Guarantor and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of Guarantor and its Subsidiaries in accordance with GAAP.
     “Consolidated Net Income” means, for any period, the net income (or net loss) of the Guarantor and its Subsidiaries for such period, determined in accordance with GAAP, excluding:
(a)	the proceeds of any life insurance policy;

(b)	any gain arising from (1) the sale or other disposition of any assets (other than current assets) to the extent that the aggregate amount of gains exceeds the aggregate amount of losses from the sale, abandonment or other disposition of assets (other than current assets), (2) any write–up of assets, or (3) the acquisition by the Borrower or any Subsidiary of its outstanding securities constituting Indebtedness;

(c)	any amount representing the interest of the Guarantor or any Subsidiary in the undistributed earnings of any other Person;

(d)	any earnings of any other Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Guarantor or a Subsidiary and any earnings, prior to the date of acquisition, of any other Person acquired in any other manner;

(e)	any deferred credit (or amortization of a deferred credit) arising from the acquisition of any Person;

(f)	any non–recurring and non cash charges resulting from the application of GAAP that requires a charge against earnings for the impairment of goodwill; and

(g)	any non-recurring charges deducted in determining net income for such period which relate to the discontinuance of Subsidiary operations other than the domestic heating (with the exception of the hearth products division) and cooling manufacturing segment and the domestic refrigeration segment.

     “Consolidated Subsidiaries” means Subsidiaries of Guarantor consolidated onto its financial statements in accordance with GAAP.
     “Contractual Obligation”, as applied to any Person, means any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject (including, without limitation, any restrictive covenant affecting any of the properties of such Person).
     “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Guarantor or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
     “Credit Agreement” means the Credit Agreement, dated as of June 22, 2006, among Lessor, Administrative Agent and each of the Lenders.
     “Credit Parties” means, collectively, Lessee and Guarantor.
     “Debt to Adjusted EBITDA Ratio” means, as of the last day of any fiscal quarter, the ratio of Consolidated Indebtedness outstanding as of such day to Adjusted EBITDA for the four (4) fiscal quarters then ended.
     “Deed” means a deed, dated as of the Closing Date, from the Seller to Lessor, as assignee of Buyer, conveying the Property, in a form reasonably acceptable to Lessor.
     “Deed of Trust” means the Deed of Trust, Security Agreement and Fixture Filing, dated as of June 22, 2006 among Lessor, as grantor, and Administrative Agent, as beneficiary.
     “Default” means any event, condition or failure which, with notice or lapse of time or both, would become an Event of Default.
     “Deficiency” is defined in Section 14.4(a) of the Lease.
     “EBITDA” means, for any period, the total of the following calculated for Guarantor and the Subsidiaries without duplication on a consolidated basis in accordance with GAAP consistently applied for such period: (a) Consolidated Net Income from operations; plus (b) any deduction for (or less any gain from) income or franchise taxes included in determining Consolidated Net Income; plus (c) Interest Expenses deducted in determining Consolidated Net Income; plus (d) amortization and depreciation expense deducted in determining Consolidated Net Income; plus (e) any non–recurring and non–cash charges resulting from application of GAAP that requires a charge against earnings for the impairment of goodwill to the extent not already added back in determining Consolidated Net Income; plus (f) any non–cash expenses that arose in connection with the grant of stock options to officers, directors and employees of the Guarantor and the Subsidiaries and were deducted in determining Consolidated Net Income; minus (g) any cash payments made in such period related to a non-cash expense added to Consolidated Net Income in a previous period pursuant to part (e) or part (f) hereof or pursuant to part (f) of the definition of Consolidated Net Income.

     “End of Term Adjustment” is defined in Section 14.4 of the Lease.
     “Environmental Audit” means a Phase I Environmental Assessment, dated no more than ninety (90) days prior to the Closing Date, satisfying 2005 ASTM Form 1527 standards, by Terracon Consultants, Inc. or another environmental services firm reasonably satisfactory to Lessor and the Lenders.
     “Environmental Laws” means and include the Resource Conservation and Recovery Act of 1976, (RCRA) 42 U.S.C. §§ 6901-6987, as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601-9657, (CERCLA), the Hazardous Materials Transportation Act of 1975, 49 U.S.C. §§ 1801-1812, the Toxic Substances Control Act, 15 U.S.C. §§ 2601-2671, the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq., the Texas Water Code, the Texas Health and Safety Code, and all similar federal, state and local environmental laws, ordinances, rules, orders, statutes, decrees, judgments, injunctions, codes and regulations, and any other federal, state or local laws, ordinances, rules, codes and regulations, and any other federal, state or local laws, ordinances, rules, codes and regulations relating to the environment, human health or natural resources or the regulation or control of or imposing liability or standards of conduct concerning human health, the environment, Hazardous Materials or the clean-up or other remediation of any Leased Property, or any part thereof, as any of the foregoing may have been from time to time amended, supplemented or supplanted.
     “Environmental Permits” means all permits, licenses, authorizations, certificates and approvals of Governmental Authorities required by Environmental Laws.
     “Environmental Violations” means, with respect to the Leased Property, any activity, occurrence or condition that violates or results in non-compliance with any Environmental Law.
     “Equity Interests” means shares of the capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in a Person or any warrants, options or other rights entitling the holder thereof to purchase or acquire such interests.
     “Equity Investment” is defined in Section 2.2(a) of the Participation Agreement.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time or any successor federal statute.
     “Escrow Agreement” means the Escrow Agreement dated as of June 22, 2006 among Seller, Title Company, Lessee, Lessor, Lenders and Administrative Agent.
     “Event of Loss” means a Significant Casualty or a Significant Condemnation.
     “Excluded Payments” means (i) indemnity payments payable directly to Lessor, Indemnitee or Lender by Lessee or Guarantor pursuant to the Lease or the Participation Agreement, as the case may be, (ii) amounts payable directly to Lessor or Lender under the

Lease in respect of public liability insurance proceeds, and (iii) any right to enforce the payment against Lessee of any amount described in clauses (i) or (ii).
     “Excluded Taxes” means, except as provided in the final paragraph of this definition:
     (i) Taxes and impositions imposed upon an Indemnitee (other than Taxes that are, or are in the nature of, sales, use, value added, rental, transfer, property or ad valorem taxes with respect to the Leased Property or any transfer thereof) that are imposed by any Governmental Authority and that are based upon or measured by the gross or net income or gross or net receipts of such Indemnitees (including, without limitation, any minimum taxes, income or capital gains taxes, or taxes on, measured by, with respect to, or in the nature of capital, net worth, excess profits or items of tax preference); provided that this clause (i) shall not be interpreted to prevent a payment from being made on an After Tax Basis if the payment is otherwise required to be so made; provided further that this clause (i) shall not apply to Taxes imposed on an Indemnitee only by reason of Lessee’s activities or the location of the Leased Property in the jurisdiction imposing such Taxes or Impositions;
     (ii) any Tax or imposition to the extent, but only to such extent, it relates to any act, event or omission that occurs, or relates to a period, after the termination of the Lease (but not any Tax or imposition to the extent, but only to such extent, that it relates to any period prior to the termination of the Lease with respect to the Leased Property to which such Tax or Imposition relates);
     (iii) any Tax or imposition for so long as, but only for so long as, it is being contested in accordance with the provisions of Section 7.4(b) of the Participation Agreement, provided that the foregoing shall not limit the Lessee’s obligation under Section 7.4(b) of the Participation Agreement to advance to such Indemnitee amounts with respect to Taxes or impositions that are being contested in accordance with Section 7.4(b) of the Participation Agreement or any expenses incurred by such Indemnitee in connection with such contest;
     (iv) any Taxes or impositions imposed upon an Indemnitee with respect to any transfer, sale, financing or other disposition of any interest in the Leased Property or any part thereof, or any interest therein or any interest or obligation under the Operative Documents or any Note or the Leased Property itself, or from any sale, assignment, transfer or other disposition of any interest in an Indemnitee or any Affiliate thereof (other than any transfer in connection with (1) the exercise by the Lessee of its Early Termination Option or any termination option or other purchase of the Leased Property by the Lessee or the exercise by Lessee of the Remarketing Obligation, (2) the occurrence of an Event of Default, (3) a Casualty or Condemnation affecting the Leased Property or (4) any assignment, sublease, modification or addition of or to the Leased Property by the Lessee);
     (v) any Taxes or impositions imposed on an Indemnitee to the extent such Indemnitee actually receives a credit (or otherwise has a reduction in a liability for Taxes) in respect thereof against Taxes that are not indemnified under the Participation

Agreement (but only to the extent such credit is not taken into account in calculating the indemnity payment on an After Tax Basis);
     (vi) any Taxes imposed against or payable by an Indemnitee resulting from, or that would not have been imposed but for, the gross negligence or willful misconduct of such Indemnitee or its Affiliates;
     (vii) Taxes to the extent resulting from an Indemnitee’s failure to comply with the provisions of Section 7.4(b) of the Participation Agreement, which failure precludes the ability to conduct a contest pursuant to Section 7.4(b) of the Participation Agreement (unless such failure is caused by the Lessee’s breach of its obligations);
     (viii) Taxes imposed on or with respect to or payable as a result of activities or assets of an Indemnitee unrelated to the Transaction;
     (ix) any interest, additions to tax or penalties imposed on an Indemnitee as a result of such Indemnitee’s or an Affiliate’s failure to file any return or other documents provided to it pursuant to Section 7.4(d) of the Participation Agreement on a timely basis; provided that this clause (x) shall not apply if such interest or penalties arise as a result of a position taken (or requested to be taken) by the Lessee in a contest controlled by the Lessee under Section 7.4(b) of the Participation Agreement;
     (x) Taxes imposed on or with respect to or payable by an Indemnitee resulting directly from, or that would not have been imposed but for the existence of, any Lessor Lien, unless caused by acts or omissions of Lessee or Guarantor;
     (xi) any withholding taxes which would not have been imposed but for a failure of any Indemnitee to comply with subsection 7.4(d) of the Participation Agreement;
     (xii) Taxes imposed by any taxing authority outside the United States; and
     (xiii) franchise taxes based upon gross or net income, except those, if any, imposed by taxing authorities in Texas upon an Indemnitee arising from its participation in the Transaction.
     Notwithstanding the foregoing, Taxes or increases of Taxes imposed on any Indemnitee will not constitute Excluded Taxes by reason of the preceding clauses (i), (ii), (iv) or (xiii) (but may constitute Excluded Taxes by reason of other clauses listed above) except to the extent that such Taxes or increases in Taxes would have been incurred (and would not been offset by any resulting decrease in Taxes realized by such Indemnitee) if, in lieu of the Transaction, the Lessor and the Lender had advanced funds to the Lessee in the form of a loan secured by the Leased Property in an amount equal to the Lease Balance, with debt service for such loan equal to the Basic Rent payable on each Payment Date and a principal balance at the maturity of such loan in an amount equal to the then outstanding amount of the Loans and Equity Investment at the end of the Basic Lease Term.

     “Existing Lennox Leases” means the following leases, each of which covers space in the Improvements and was executed before Lessor acquired the Land and the Improvements: (i) Lease, dated January 15, 1998, between AOC Development II, L.L.C. and Guarantor; and (ii) Storage Space Lease, dated January 15, 1998, between AOC Development II, L.L.C. and Guarantor.
     “Existing Space Leases” means the following leases, each of which covers space in the Improvements and was executed before Lessor acquired the Land and the Improvements: (i) One Lake Park Lease Agreement, dated March 27, 2002, between Seller and Forum Financial Services, Inc., as amended; (ii) One Lake Park Lease Agreement, dated November 9, 2005, between Seller and Glow Networks, Inc., as amended; (iii) One Lake Park Lease Agreement dated May 17, 2000, between AOC Development II, L.L.C. and Datatrac Information Services, Inc., as amended; (iv) One Lake Park Lease Agreement, dated March 29, 2000, between AOC Development II, L.L.C. and Philips Semiconductors, Inc., as amended; (v) One Lake Park Lease Agreement, dated March 4, 2003, between Seller and Vining Sparks IBG, L.P., as amended; (vi) One Lake Park Lease Agreement, dated September 1, 2005, between Seller and Axes Technology, Inc., as amended; and (vii) the Existing Lennox Leases.
     “Fair Market Value” means, with respect to the Leased Property or any portion thereof, the fair market sales value as determined by an independent appraiser chosen by Lessor or, so long as the Loan is outstanding, Lender that would be obtained in an arm’s-length transaction between an informed and willing buyer (other than a lessee currently in possession) and an informed and willing seller, under no compulsion, respectively, to buy or sell and neither of which is related to Lessor or Lessee, for the purchase of the Leased Property. Such fair market sales value shall be calculated as the value for the use of the Leased Property, assuming the Leased Property is in the condition and repair required to be maintained by the terms of this Lease (unless such fair market sales value is being determined for purposes of Section 13.1 of the Lease and except as otherwise specifically provided in the Lease or the Participation Agreement, in which case this assumption shall not be made).
     “FIN 46” means FASB Interpretation No. 46, Consolidation of Variable Interest Entities, as revised.
     “FIRREA” means Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and 12 C.F.R. Section 34, each as amended and revised from time to time.
     “Fiscal Year” means the fiscal year of Guarantor and its Subsidiaries, which shall be the twelve (12) months ending on December 31 in each year.
     “Fixtures” is defined in Section 1 of the Memorandum of Lease.
     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
     “Governmental Action” means all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental

Authority, or required by any Applicable Law and shall include, without limitation, all citings, environmental and operating permits and licenses that are required for the use, occupancy, zoning and operation of any Leased Property.
     “Governmental Authority” means any foreign or domestic federal, state, county, municipal or other governmental or regulatory authority, agency, board, body, commission, instrumentality, court or any political subdivision thereof.
     “Guarantor” means Lennox International Inc., a Delaware corporation.
     “Guarantor Document” is defined in Section 5.3(a) of the Participation Agreement.
     “Guaranteed Obligations” is defined in Section 1 of the Guaranty.
     “Guaranty” means the Guaranty, dated as of June 22, 2006 by Guarantor in favor of Lessor, the Lenders, Administrative Agent and the Indemnitees.
     “Guaranty Beneficiary” and “Guaranty Beneficiaries” are defined in the initial paragraph of the Guaranty.
     “Hazardous Material” means any substance, waste or material which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous, including petroleum, crude oil or any fraction thereof, petroleum derivatives, by products and other hydrocarbons, or which is or becomes regulated by any Governmental Authority, including any agency, department, commission, board or instrumentality of the United States, any jurisdiction in which a Leased Property is located or any political subdivision thereof and also including, without limitation, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”) and radon gas.
     “Impositions” means any and all liabilities, losses, expenses and costs of any kind whatsoever for fees, taxes, levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever and imposed by a Governmental Authority (a “Tax” or “Taxes”) (including (i) real property taxes and personal property taxes on any property covered by the Lease that is classified by Governmental Authorities as personal property, and real estate or ad valorem taxes in the nature of property taxes; (ii) sales taxes, use taxes and other similar taxes; (iii) any excise taxes; (iv) real estate transfer taxes, conveyance taxes, mortgage taxes, intangible taxes, stamp taxes and documentary recording taxes and fees; (v) taxes that are or are in the nature of franchise, income, value added, gross receipts, privilege and doing business taxes, license and registration fees; and (vi) assessments on the Leased Property, including all assessments for public improvements or benefits, whether or not such improvements are commenced or completed within the Term), and in each case all interest, additions to tax and penalties thereon, which at any time may be levied, assessed or imposed by a Governmental Authority upon or with respect to (a) any Indemnitee, the Leased Property or any part thereof or interest therein, or the Lessee or any sublessee or user of the Leased Property; (b) the financing, refinancing, demolition, construction, substitution, subleasing, assignment, control, condition, servicing, maintenance, repair, ownership, possession, purchase, rental, lease, activity conducted on, delivery, insuring, use, operation, improvement, transfer, return or other disposition of the Leased Property or any part thereof or interest therein; (c) the Notes or the Equity Investment or other indebtedness with respect to the Leased Property or any part thereof or interest therein or transfer thereof; (d) the rentals, receipts or earnings arising from the Leased Property or any part thereof or interest therein; (e) the Operative Documents or any payment made or accrued pursuant thereto; (f) the income or other proceeds received with respect to the Leased Property or any part thereof or interest therein upon the sale or disposition thereof; (g) any contract relating to the construction, acquisition or delivery of the Leased Property or any part thereof or interest therein; (h) the issuance of the Notes and the Equity Investment; or (i) otherwise in connection with the Transaction.
     Notwithstanding anything in the first paragraph of this definition the term “Impositions” shall not mean or include Excluded Taxes.
     “Improvements” is defined in Section 1 of the Memorandum of Lease.
     “Indemnitee” means each of the Administrative Agent, each Lender, Lessor, and their respective Affiliates, successors, permitted assigns, permitted transferees, employees, officers, directors and agents and in both their trust and individual capacities, as applicable; provided, however, that in no event shall Lessee or Guarantor be an Indemnitee.
     “Indemnitee Group” means the respective Affiliates, employees, officers, directors and agents of each Indemnitee, as applicable; provided, however, that in no event shall Lessee or Guarantor be a member of the Indemnitee Group.
     “Insurance Subsidiary” means Lake Park Insurance, Ltd., a Bermuda corporation.
     “Insurance Requirements” means all requirements, duties and obligations necessary under the insurance policies which are required under Section 8 of the Lease in order to maintain such policies in full force and effect as against the insured party named therein.
     “Interest Expenses” means, for any period and any Person, the sum of the following calculated on a consolidated basis without duplication in accordance with GAAP: (a) total cash interest expense (including the cash interest portion of Capital Leases but excluding interest expense derived from amortization of fees); plus (b) that portion of the difference between the face amount of accounts receivables sold in connection with securitization transactions and the purchase price paid in connection therewith that is representative of the interest expense that would have been paid if such transaction were accounted for as a financing (as calculated in a manner acceptable to the Administrative Agent); plus (c) that portion of amounts paid under Synthetic Lease Obligations that is representative of the interest expense that would have been paid if such transaction were accounted for as a Capital Lease or otherwise as a financing (as calculated in a manner acceptable to the Administrative Agent).
     “Interest Rate” is defined in Section 2.3(b) of the Participation Agreement.
     “Interest Rate Swap Agreement” means each interest rate swap agreement entered into by Lessor or any Lender in connection with the Transaction in order to convert payments of Rent that are based on a fixed rate to payments of interest and yield based upon variable interest rates.
     “Land” means the land described in Exhibit A to the Lease.

     “Lease” means the Lease Agreement, dated as of June 22, 2006, between Lessor and Lessee.
     “Lease Balance” means, as of any date of determination and subject to Section 2.5(c) of the Participation Agreement, an amount equal to the aggregate sum of the outstanding principal amount of the Equity Investment and the Loans. The Lease Balance as of the Closing Date equals $41,202,994.25.
     “Lease Default” means a Default under the Lease which, with the giving of notice or passage of time or both, shall constitute a Lease Event of Default.
     “Lease Event of Default” means an Event of Default as defined in Article XII of the Lease.
     “Leased Property” is defined in Section 2.1 of the Lease.
     “Lender” means MHCB (USA) Leasing and Finance Corporation, a New York corporation, together with its successors and assigns and any other party that becomes a Lender under the Credit Agreement and, collectively, the “Lenders”.
     “Lender Operative Document” means each document relevant to the Transaction to which Lender is a party.
     “Lennox Revolver” means the Second Amended and Restated Revolving Credit Facility Agreement dated as of July 8, 2005 among Guarantor, as borrower, Bank of America, N.A., as administrative agent J.P. Morgan Chase Bank, N.A., as syndication agent, Banc of America Securities LLC and J.P. Morgan Securities, Inc., as joint lead arrangers, and the lenders party thereto.
     “Lessee” means Lennox Procurement Company Inc., a Delaware corporation.
     “Lessee Obligation” means an amount equal to the Lease Balance; plus all other amounts owing to the Lessor, Administrative Agent and the Lenders by Lessee or Guarantor under the Operative Documents including accrued and unpaid Basic Rent required to pay interest on the Loans and Yield on the Equity Investment and all unpaid fees owing to the Lessor, Administrative Agent and the Lenders under the Operative Documents, minus the Lessor Residual Risk Amount.
     “Lessor” means BTMU Capital Corporation, a Delaware corporation.
     “Lessor Collateral” is defined in the Deed of Trust.
     “Lessor Liens” means Liens on or against any Leased Property, the Lease or any payment of Rent (a) which result from any act or omission of, or any Claim against, Lessor unrelated to the transactions contemplated by the Operative Documents or (b) which result from any Tax owed by Lessor, except any Tax for which Lessee is obligated to indemnify.
     “Lessor Remarketing Period” is defined in Section 4.3 of the Credit Agreement.

     “Lessor Residual Risk Amount” means, as of any date of determination, an amount equal to the product of 18.032424% and the Lease Balance as of such date of determination.
     “LIBOR Rate” means for each Rent Period, a per annum interest rate equal to a fraction, expressed as a percentage, the numerator of which is equal to a rate per annum determined by the Administrative Agent to be the offered rate for deposits in Dollars with a term comparable to such Rent Period that appears on Bloomberg Page “BBAM 1” as of approximately 1l:00 a.m., London time, two Business Days prior to the beginning of such Rent Period and the denominator of which is equal to 100% minus the LIBOR Reserve Percentage, if any, provided, however, that if at any time for any reason such offered rate does not appear on Bloomberg Page “BBAM 1,” “LIBOR Rate” shall mean for the applicable Rent Period, a per annum interest rate equal to a fraction, expressed as a percentage, the numerator of which is equal to the rate per annum equal to the average of the rates at which the Administrative Agent is offered deposits in Dollars at or about 11:00 a.m., London time, two Business Days prior to the beginning of such Rent Period in the London interbank market for delivery on the first day of such Rent Period for the number of days comprised therein and the denominator of which is equal to 100% minus the LIBOR Reserve Percentage, if any; provided, further, that if no such offers or quotes are generally available for such amount, then Administrative Agent shall be entitled to determine the LIBOR Rate from another recognized service or interbank quotation, or by estimating in its reasonable judgment the per annum rate (as described above) that would be applicable if such quote or offers were generally available.
     “LIBOR Reserve Percentage” means for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal) of reserve requirements in effect on such day (including without limitation basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed on eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) maintained by a member bank of the Federal Reserve System.
     “Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien, easement, servitude or charge of any kind, including, without limitation, any irrevocable license, conditional sale or other title retention agreement, any lease in the nature thereof, or any other right of or arrangement with any creditor to have its claim satisfied out of any specified property or asset with the proceeds therefrom prior to the satisfaction of the claims of the general creditors of the owner thereof (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement), whether or not filed or recorded, or the filing of, or agreement to execute as “debtor”, any financing or continuation statement under the Uniform Commercial Code of any jurisdiction or any federal, state or local lien imposed pursuant to any Environmental Law.
     “Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of Equity Interests, stockholder agreements, voting trust agreements and all similar arrangements).

     “Limited Lessee Risk Conditions” is defined in Section 14.4 of the Lease.
     “Limiting Event” is defined in Section 13.3 of the Lease.
     “Limiting Event Obligation” means the payment and performance obligations set forth in Section 13.3 of the Lease.
     “Loan” is defined in Section 2.2 of the Participation Agreement.
     “Loan Default” means any event, condition or failure which, with notice or lapse of time or both, would become a Loan Event of Default.
     “Loan Event of Default” means any of the events specified in Section 5.1 of the Credit Agreement, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act has been satisfied.
     “Material Subsidiary” means any subsidiary of Guarantor (except LPAC Corp., LPAC Corp. II and the Insurance Subsidiary) the book value (determined in accordance with GAAP) of whose total assets equals or exceeds ten percent (10%) of the book value (determined in accordance with GAAP) of the consolidated total assets of Borrower and all Subsidiaries as determined as of the last day of each fiscal quarter.
     “Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of Guarantor and its Subsidiaries taken as a whole, (ii) the ability of Guarantor or Lessee to perform their respective obligations under the respective Operative Documents to which each is a party, or (iii) the validity or enforceability of any of the Operative Documents or the rights or remedies of Administrative Agent, Lessor or the Lenders thereunder.
     “Material Environmental Violation” is defined in Section 10.3 of the Lease.
     “Maximum Rate” means the maximum interest rate permitted by Applicable Law.
     “Memorandum of Lease” means the Memorandum of Lease, Deed of Trust and Security Agreement, dated as of June 22, 2006 between Lessor and Lessee.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.
     “Net Proceeds” is defined in Section 14.4(c) of the Lease.
     “Note” or “Notes” means the Notes issued by the Lessor pursuant to and in the form attached to the Credit Agreement.

     “Officer’s Certificate” of a Person means a certificate signed by the Chairman of the Board or the President or any Executive Vice President or any Senior Vice President or any other Vice President of such Person signing with the Treasurer or any Assistant Treasurer or the Controller or any Assistant Controller or the Secretary or any Assistant Secretary of the such Person, or by any Vice President who is also Controller or Treasurer signing alone.
     “Operative Documents” means the Participation Agreement, the Guaranty, the Deed, the Purchase Agreement, the Lease, the Memorandum of Lease, the Notes, the Credit Agreement, the Assignment of Lease, the Assignment of Guaranty, the Mortgage, the Assignment of Purchase Agreement, the Existing Space Leases, the Escrow Agreement, the Interest Rate Swap Agreements, the Subordination Agreements, the Purchase Agreement Documents and each other document executed and delivered by either Lessee or Guarantor in connection with the transactions contemplated by the Participation Agreement including any funding notice or request.
     “Overdue Rate” means the lesser of (a) the highest interest rate permitted by Applicable Law and (b) an interest rate per annum (calculated for any period on the basis of the actual number of days elapsed during such period and a 365-day (or 366- day, if appropriate) year) equal to 2.0% above the Alternative Rate in effect from time to time.
     “Participation Agreement” means the Participation Agreement, dated as of June 22, 2006 among Lessee, Guarantor, Lessor, the Lenders and Administrative Agent.
     “Participation Fee” means a non-refundable fee payable to Lender on the Closing Date in an amount equal to $49,138.93.
     “Payment Date” means (a) the 22nd day of each third succeeding calendar month beginning with September 22, 2006, and if such day is not a Business Day, the next succeeding Business Day unless the result would be that the Payment Date would be in the next succeeding calendar month, in which case such payment date shall be the next preceding Business Day and (b) in any case, the Termination Date.
     “Payoff Option” is defined in Section 14.1(e) of the Lease.
     “PBGC” means the Pension Benefit Guaranty Corporation, and any successor thereto.
     “Permitted Allocation” is defined in Section 6.2(b) of the Lease.
     “Permitted Investments” means any one or more of the following:
(a)	direct obligations of, or obligations guaranteed as to timely payment of principal and interest by, the United States of America (“USA”) or any agency or instrumentality thereof provided that such obligations are backed by the full faith and credit of the USA;

(b)	repurchase obligations with respect to any security described in clause (a) above entered into with a depository institution or trust company (acting as principal) whose long-term unsecured debt obligations have received one of the two highest ratings available for such securities by at least two of the Rating Agencies;

(c)	units of taxable money market funds which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States of America, and have been designated in writing by at least two of the Rating Agencies in one of the two highest credit rating categories as Permitted Investments with respect to this definition; provided in each case, that no such investment shall be purchased at a premium to its face value (disregarding interest accrued to the date of acquisition) and that no such investment shall have a maturity later than the earlier of (x) the Business Day before the proceeds of such investment are anticipated to be needed pursuant to Section 5.1 or otherwise, or (y) one year from the date of acquisition;

(d)	commercial paper which is (i) rated at least “AA-1” by S&P Ratings Service and, if rated by Fitch Inc., “AF-1”, (ii) issued by a corporation or company (other than any Mortgagor or affiliate thereof) and (iii) in certificated form; and

(e)	investments in money market funds rated at least AAm@ or AAm-G@ or its equivalent from any Rating Agency (provided that, for purposes of this definition, such investments may include money market funds sponsored by Mortgagee making such investment that have the required credit rating from any Rating Agency).
     “Permitted Liens” means the following with respect to the Leased Property: (a) the respective rights and interests of Lessee, Lessor, and Administrative Agent, as provided in the Operative Documents, (b) Liens for Taxes not yet due or payable or being contested in good faith pursuant to the second paragraph of Section 3.8 of the Lease, (c) materialmen’s, mechanics’, workers’, repairmen’s, employees’ or other like Liens arising after the related Closing Date in the ordinary course of business for amounts either not yet due or being contested in good faith in accordance with such paragraph of Section 3.8 of the Lease, (d) Liens arising after such Closing Date out of judgments or awards with respect to which at the time an appeal or proceeding for review is being prosecuted in good faith, so long as the enforcement thereof has been stayed pending such appeal or review and the entire amount of the award or judgment is bonded by sureties acceptable to each Lender and Lessor, (e) easements, rights of way, reservations, servitudes and rights of others against the Land which are listed on Schedule B to the Title Policy, (f) the Existing Space Leases and (g) assignments, leases and subleases expressly permitted by the Operative Documents or consented to by Administrative Agent and the Lessor.
     Notwithstanding the inclusion of the Mortgage or Assignment of Lease that secure the Loan as Permitted Liens, the Liens against the Leased Property created in favor of Lender thereunder to secure the Loan will be subject and subordinate to the Lessee’s rights in and to the Leased Property pursuant to the Lease (including its options to purchase the Leased Property).

     “Permitted Modification Period” is defined in Section 10.1(e) of the Lease.
     “Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
     “Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
     “Pricing Level” means, as of any determination date, the applicable “pricing level” as set forth in the definition of Applicable Margin that relates to Guarantor’s Debt to Adjusted EBITDA Ratio as of such determination date.
     “Prime Rate” means the rate per annum announced from time to time in New York City by Mizuho Corporate Bank as its prime rate, changing as and when said prime rate shall change.
     “Property” means, collectively, the Land, the Improvements, the Fixtures and the Appurtenant Rights.
     “Purchase Agreement” means the Purchase and Sale Agreement and Joint Escrow Instructions, dated as of March 30, 2006 with respect to the Property between Seller and Buyer and Joint Escrow Instructions.
     “Purchase Agreement Documents” means collectively the Third Amendment to and Assignment and Assumption of Purchase and Sale Agreement and Joint Escrow Instructions, the Assignment and Assumption of Leases between Seller and Lessor and the General Assignment and Bill of Sale.
     “Purchase Amount” means, as of any date of determination, the sum of (a) the Lease Balance, plus (b) other sums then due and payable under the Operative Documents by Lessee, including without limitation all accrued interest and Yield, Supplemental Rent, and any amounts due and owing pursuant to Article VII of the Participation Agreement.
     “Purchase Option” is defined in Section 14.1 of the Lease.
     “Rating Agency” means any of S&P, Moody’s or another nationally recognized rating agency acceptable to Lender.
     “Receivable Securitization” means, with respect to a Person, a transaction or group of transactions typically referred to as a securitization in which the Person sells its accounts receivable in a transaction accounted for as a true sale to a special purpose bankruptcy remote entity that obtains debt financing to finance the purchase price.

     “Receivable Securitization Outstanding” means, with respect to a Person, the aggregate amount outstanding (i.e., advanced as the purchase price and not repaid from collections) under all Receivable Securitization transactions of such Person that is representative of the principal amount that would be outstanding if such transaction were accounted for a s a financing.
     “Regulations” means the income tax regulations promulgated from time to time under and pursuant to the Code.
     “Regulatory Change” means (I) with respect to Lessor or any Lender, any change in (or the adoption, implementation, change in phase-in or commencement of effectiveness of) any (A) United States federal or state law or foreign law applicable to Lessor or any Lender; (B) regulation, interpretation, directive, requirement or request (whether or not having the force of law) applicable to any such party of any court, Governmental Authority charged with the interpretation of administration of any law referred to in clause (I)(A); or (C) generally accepted accounting principles or regulatory accounting principles applicable to any such party and affecting the application to Lessor or any Lender or any law, regulation, interpretation, directive, requirement or request referred to in clause (I)(A) or (I)(B) above; or (II) any change in the application to Lessor or any Lender of any existing law, regulation, interpretation, directive, requirement, request or accounting principles referred to in clause (I)(A), (I)(B) or (I)(C) above.
     “Release” means the release, deposit, disposal or leak of any Hazardous Material into or upon or under any land or water or air, or otherwise into the environment, including, without limitation, by means of burial, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, pouring, escaping, emptying, placement and the like.
     “Remarketing Option” is defined in Section 14.2(a) of the Lease.
     “Remarketing Period” is defined in Section 14.2(a) of the Lease.
     “Remediation” is defined in Section 10.2 of the Lease.
     “Rent” means Basic Rent and Supplemental Rent, collectively.
     “Rent Period” means initially the period commencing on the Closing Date and ending on day immediately preceding the first Payment Date, and thereafter each period commencing on a Payment Date and ending on day immediately preceding the next following Payment Date.
     “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.
     “Required Alteration” is defined in Section 6.2(a) of the Lease.

     “Required Lenders” means the Lenders holding 51% or more of the outstanding principal amount of the Notes.
     “Responsible Officer” means the Chairman or Vice Chairman of the Board of Directors, the Chairman or Vice Chairman of the Executive Committee of the Board of Directors, the President, any Senior Vice President or Executive Vice President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer, or any Assistant Treasurer.
     “Return Option” is defined in Section 14.2(c) of the Lease.
     “Return Period” is defined in Section 14.2(c) of the Lease.
     “Revolver Administrative Agent” mans Bank of America, N.A., in its capacity as administrative agent pursuant to the Lennox Revolver; provided, that after any termination or expiration of the Lennox Revolver, references to the Revolver Administrative Agent will be deemed to mean the Administrative Agent.
     “S&P” means Standard & Poor’s Rating Services, a division of the McGraw Hill Companies, Inc.
     “Scheduled Termination Date” is defined in Section 2.2 of the Lease.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities” means any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities”, or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Seller” means One Lake Park, L.L.C., a Delaware limited liability company.
     “Significant Casualty” means a Casualty with respect to the Leased Property that in the reasonable good faith judgment of Lessee (as evidenced by a certificate of a Responsible Officer of Lessee) either (a) renders the Leased Property unsuitable for continued use as a commercial property of the type of the Leased Property immediately prior to such Casualty, or (b) is so substantial in nature that restoration of the Leased Property to substantially its condition as existed immediately prior to such Casualty would be impracticable or impossible.
     “Significant Condemnation” means a Condemnation with respect to the Leased Property that in the reasonable good faith judgment of Lessee (as evidenced by a certificate of a Responsible Officer of Lessee) either (a) renders the Leased Property unsuitable for continued use as a commercial property of the type of the Leased Property immediately prior to such Condemnation, or (b) is so substantial in nature that restoration of the Leased Property to substantially its condition as existed immediately prior to such Casualty would be impracticable or impossible.
     “Significant Environmental Event” means an Environmental Violation the cost of Remediation of which, in the reasonable judgment of an independent environmental legal counsel would exceed $25,000,000.
     “Single Employer Plan” means a Plan maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.
     “Solvent” shall mean, with respect to any Person, that:
     (I) the assets of such Person, at a fair valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person;
     (II) based on current expectations, which are based on underlying assumptions which provide a reasonable basis for the projections and which reflect such Person’s judgment based on present circumstances of the most likely set of conditions and such Person’s most likely course of action for the period projected, such Person believes it has sufficient cash flow to enable it to pay its debts as they mature;
     (III) such Person does not have an unreasonably small capital with which to engage in its anticipated business; and
     (IV) the obligations of such Person, if any, are not in default as to principal and interest or any other payment.
     For purposes of this definition, the “fair valuation” of the assets of any Person shall be determined on the basis of the amount which may be realized within a reasonable time, either through collection or sale of such assets at the regular market value, conceiving the latter as the amount which could be obtained for the property in question within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions.
     “Structuring Fee” means a non-refundable fee payable to Lessor on the Closing Date in the amount set forth in a separate writing.
     “Subject Indebtedness” means (i) Indebtedness that is outstanding in an aggregate principal amount the Dollar Equivalent of which is at least $25,000,000; or (ii) any Receivable Securitization in respect of which the Receivable Securitization Outstanding is at least $25,000,000.
     “Subordination Agreement” means, collectively, the Subordination, Non-Disturbance and Attornment Agreement, if any, entered into by and among Lessor, Administrative Agent, Lessee and each of the tenants under the Existing Space Leases (other than Lennox).

     “Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Guarantor.
     “Supplemental Rent” means any and all amounts, liabilities and obligations other than Basic Rent which Lessee assumes or agrees or is otherwise obligated to pay under this Lease or any other Operative Document (whether or not designated as Supplemental Rent) to the Lessor, Lender, any other party or to the Person entitled thereto, including, without limitation, amounts under Article XVI of the Lease, indemnities and damages for breach of any covenants, representations, warranties or agreements, and all overdue or late payment charges in respect of any installment of Basic Rent.
     “Surrender Obligation” is defined in Section 14.7 of each Lease.
     “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Guarantor or the Subsidiaries shall be a Swap Agreement.
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     “Tax” and “Taxes” shall have the meaning set forth in the definition of Impositions.
     “Termination Date” is defined in Section 2.2 of the Lease.
     “Termination Notice” is defined in Section 14.1(a) of the Lease.
     “Title Insurance Company” means the company that has or will issue the title policies with respect to the Leased Property, which company shall be reasonably acceptable to Lessor and the Lender.
     “Title Policy” is defined in Section 3.1 of the Participation Agreement.

     “Transaction” means all the transactions and activities referred to in or contemplated by the Operative Documents, including, without limitation, the purchase, ownership, financing, leasing, operation, management, return, disposition or sale of the Leased Property.
     “Transfer Office” is defined in Section 2.5 of the Credit Agreement.
     “UCC” means the Uniform Commercial Code of any particular state, as in effect from time to time.
     “Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.
     “Wholly–Owned Subsidiary” or “Wholly-Owned” when used in reference to a Subsidiary, means, at any time, any Subsidiary, one hundred percent (100%) of all of the Equity Interests of (except directors’ qualifying shares), and voting interests in, which are owned by any one or more of Guarantor and Guarantor’s other Wholly–Owned Subsidiaries at such time.
     “Yield” is defined in Section 2.3 of the Participation Agreement.